SCHEDULE 14A INFORMATION
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PLATINUM UNDERWRITERS HOLDINGS, LTD.

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The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2006

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

Notice is hereby given that the 2006 Annual General Meeting of Shareholders (the “Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08 Bermuda, on Tuesday, April 25, 2006 at 3:00 p.m., local time, for the following purposes:

1. To elect seven directors to the Company’s Board of Directors to serve until the Company’s 2007 Annual General Meeting of Shareholders.

2. To consider and take action on a proposal to amend the Bye-laws of the Company by removing Bye-law 51(4), which would limit the voting rights of the Company’s 6% Series A Mandatory Convertible Preferred Shares.

3. To consider and take action on a proposal to approve the 2006 Share Incentive Plan.

4. To consider and take action on a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2005 with the independent registered public accounting firm’s report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 10, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 23, 2006

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 25, 2006

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the “Common Shares”) of Platinum Underwriters Holdings, Ltd. (the “Company”) to solicit proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2006 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08 Bermuda, on Tuesday, April 25, 2006 at 3:00 p.m., local time. These proxy materials are first being mailed to shareholders on or about March 23, 2006.

The Board has fixed the close of business on March 10, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 59,162,925 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that if the number of “Controlled Shares” (as defined below) of any shareholder constitutes 10% or more of the combined voting power of the issued Common Shares (such holder, a “10% Shareholder”), the vote of any such shareholder is limited to 9.9% of the voting power of the outstanding Common Shares pursuant to the Company’s Bye-laws. “Controlled Shares” of any person refers to all Common Shares owned (i) directly, (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (iii) beneficially, directly or indirectly, within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Common Shares with reason to believe that it is a 10% Shareholder (as defined in the Company’s Bye-laws and described above) contact the Company promptly so that the Company may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be entitled to cast more than 9.9% of the voting power of the outstanding Common Shares at any time.

The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Each of the proposals to be considered at the Annual Meeting will be decided by the affirmative vote of a majority of the voting power of the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Company’s Bye-laws.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited on behalf of the Board.  Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Steven H. Newman, Michael D. Price and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in “street name” by a broker, bank or other nominee must be voted by the broker, bank or nominee according to the instructions of the beneficial owner of the Common Shares.

Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in “street name” by a broker, bank or other nominee, new voting instructions must be delivered to the broker, bank or nominee prior to the Annual Meeting.

If a shareholder abstains from voting on a particular proposal, or if a shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on a particular proposal. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors, and employees of the Company. The Company may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. The Company has retained Mellon Investor Services, LLC to assist in the solicitation of proxies and will pay a fee of $7,500 plus reimbursement of out-of-pocket expenses for those services.

THE COMPANY

The Company was formed in April 2002 to assume substantially all of the 2002 property and casualty reinsurance business and related assets of the reinsurance underwriting segment (“St. Paul Re”) of The St. Paul Travelers Companies, Inc., formerly The St. Paul Companies, Inc. (“St. Paul”). The St. Paul Re business and assets were transferred to the Company concurrently with the completion by the Company of an initial public offering of the Common Shares on November 1, 2002 (the “Initial Public Offering”). The Company provides property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. The Company operates through three licensed reinsurance subsidiaries: Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”), Platinum Underwriters Reinsurance, Inc. (“Platinum US”) and Platinum Re (UK) Limited (“Platinum UK”).

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of eight members. Steven H. Newman, Gregory E.A. Morrison, H. Furlong Baldwin, Jonathan F. Bank, Dan R. Carmichael, Robert V. Deutsch and Peter T. Pruitt were last elected directors in April 2005 at the Company’s 2005 Annual General Meeting of Shareholders. Michael D. Price was elected director by the Board in October 2005 at the time of his appointment as President and Chief Executive Officer of the Company by the Board. The terms of office of each of the current directors will expire at the Annual Meeting.

Mr. Price filled the vacancy created by the resignation of Neill A. Currie from the Board in July 2005. Mr. Currie had been designated by RenaissanceRe Holdings Ltd. (“RenaissanceRe”) as its nominee for election to the Board pursuant to the Investment Agreement among the Company, St. Paul and RenaissanceRe dated as of September 20, 2002, which gave RenaissanceRe the right to designate one nominee who was not affiliated with RenaissanceRe for election to the Board. Mr. Currie became affiliated with RenaissanceRe when he was named an Executive Vice President of RenaissanceRe in July 2005 and resigned from the Board at that time. As a result of the sale by RenaissanceRe of its holdings of the Company’s Common Shares in December 2005, RenaissanceRe no longer has a right to designate a nominee for election to the Board.

Each of Messrs. Newman, Baldwin, Bank, Carmichael, Deutsch, Price and Pruitt has been nominated by the Board for election as a director at the Annual Meeting to serve until the Company’s 2007 Annual General Meeting of Shareholders. Mr. Morrison, who was President and Chief Executive Officer of the Company until October 2005 and is currently Vice Chairman, has recently informed the Board that he will not be standing for re-election at the Annual Meeting.

The authorized number of directors of the Company has been fixed by the Board at eight, but the Board has nominated only the seven persons named above for election as directors at the Annual Meeting. The Board desires to fill the vacant position but has not yet identified an appropriate person to fill this position. The Company’s Bye-laws and Bermuda law (under which the Company is organized) provide that the vacant director position may be filled by the Board for a term of office continuing until the next succeeding Annual General Meeting of Shareholders or until such director’s successor is elected or appointed or such director’s office is otherwise vacated. The Board in its discretion may fill this position prior to the 2007 Annual General Meeting of Shareholders. Shares may not be voted at the Annual Meeting for more than seven nominees.

The Board has no reason to believe that any of its nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

Information Concerning Nominees

Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

Steven H. Newman Age: 62 Director since 2002 Chairman of the Board of Directors and Chairman of the Executive Committee	Mr. Newman has been Chairman of the Board of Directors of the Company since June 2002 and a consultant to Platinum US since March 2002. Mr. Newman was Chairman of the Board of Directors of St. Paul Re from March 2002 until he became Chairman of the Company. Mr. Newman served as an Advisory Director of HCC Insurance Holdings, Inc. from November 2000 to August 2002.

H. Furlong Baldwin Age: 74 Director since 2002 Chairman of the Audit Committee and member of the Governance Committee	Mr. Baldwin was Chairman of Mercantile Bankshares Corporation, a bank holding company, from March 2001 until his retirement in March 2003. Prior thereto, Mr. Baldwin was Chairman and Chief Executive Officer of Mercantile Bankshares Corporation. Mr. Baldwin is the Chairman of the Board of Directors of Nasdaq Stock Market, Inc. and a director of W.R. Grace & Company and Allegheny Energy, Inc.

Jonathan F. Bank Age: 62 Director since 2002 Member of the Compensation, Audit and Governance Committees	Mr. Bank has been counsel to Lord Bissell & Brook LLP, a law firm, since May 2004. Prior thereto, he was Senior Vice President of Tawa Associates Ltd., which is engaged in the acquisition, restructuring and management of property and casualty companies in run-off.

Dan R. Carmichael Age: 61 Director since 2002 Chairman of the Governance Committee and member of the Audit Committee	Mr. Carmichael has been President, Chief Executive Officer and a director of Ohio Casualty Corporation, a property and casualty insurance company, since December 2000. Mr. Carmichael is a director of Alleghany Corporation.

Robert V. Deutsch Age: 46 Director since 2005 Member of the Audit, Compensation, Executive and Preferred Dividend Committees	Mr. Deutsch has been a consultant since October 2004 and was a consultant to CNA Financial Corporation, an insurance holding company, from October 2004 until December 2005. From September 1999 until October 2004, Mr. Deutsch served as Executive Vice President and Chief Financial Officer of CNA Financial Corporation. Mr. Deutsch is a director of Chaucer Holdings PLC and the Casualty Actuarial Society, a non-profit professional organization for property and casualty actuaries.

Michael D. Price Age: 39 Director since 2005 Member of the Executive and Preferred Dividend Committees	Mr. Price has been President and Chief Executive Officer of the Company since October 2005. Mr. Price was Chief Operating Officer of the Company from August 2005 until October 2005 and was President of Platinum US from November 2002 until August 2005. Mr. Price was Chief Underwriting Officer of St. Paul Re from June 2002 until November 2002. Prior thereto, Mr. Price served as Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd. specializing in aerospace insurance.

Peter T. Pruitt Age: 73 Director since 2002 Chairman of the Compensation Committee and member of the Audit Committee	Mr. Pruitt was Chairman of Willis Re Inc., a reinsurance intermediary, from June 1995 until his retirement in December 2001.

Board of Directors and Committees

The Board maintains five standing committees: the Audit, the Compensation, the Governance, the Executive and the Preferred Dividend Committees. During 2005, the Board met seven times, the Audit Committee met five times, the Compensation Committee met four times and the Governance Committee met twice. The Executive Committee did not meet in 2005. The Preferred Dividend Committee was formed in February 2006 and, therefore, did not meet in 2005. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the Committees of the Board on which he served that were held in 2005. Board members are encouraged to attend the Company’s Annual General Meetings of Shareholders. All directors attended the Company’s 2005 Annual General Meeting of Shareholders.

Each of the Audit, Compensation and Governance Committees operates pursuant to a charter. Each of these charters is posted on the Company’s website at www.platinumre.com and may be found under the “Investor Relations” section by clicking on “Corporate Governance.” Copies of these charters may also be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Independence of Directors

New York Stock Exchange (“NYSE”) listing standards require the Company to have a majority of independent directors serving on the Board. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that Messrs. Baldwin, Bank, Carmichael, Deutsch and Pruitt, constituting a majority of the Board, have no material relationship with the Company other than in their capacities as members of the Board and committees thereof, and thus are independent directors of the Company. Messrs. Baldwin, Bank and Pruitt do not have any relationship with the Company other than as a director and member of committees of the Board.

Mr. Carmichael is the President, Chief Executive Officer and a director of Ohio Casualty Corporation (“Ohio Casualty”). During 2005, the Company provided reinsurance coverage to subsidiaries of Ohio Casualty resulting in premiums to the Company of approximately $332,000, representing less than 0.1% of the Company’s consolidated total revenue for 2005. Ohio Casualty is expected to generate premiums to the Company of approximately $400,000 in 2006 (which is less than 0.1% of the Company’s consolidated total revenue for 2005). Mr. Carmichael was not involved in the establishment of these reinsurance contracts and received no special benefits therefrom. Based on the foregoing, the Board has determined that Mr. Carmichael has no material relationship with the Company.

Until October 2004, Mr. Deutsch was Executive Vice President and Chief Financial Officer of CNA Financial Corporation (“CNA”) and he was a consultant to CNA from October 2004 until December 2005. During 2005, the Company provided reinsurance coverage to subsidiaries of CNA resulting in premiums to the Company of approximately $8,140,000, representing approximately 0.4% of the Company’s consolidated total revenue for 2005. CNA is expected to generate premiums to the Company of approximately $12,000,000 in 2006 (which is equal to approximately 0.7% of the Company’s consolidated total revenue for 2005). Mr. Deutsch was not involved in the establishment of these reinsurance contracts and received no special benefits therefrom. Based on the foregoing, the Board has determined that Mr. Deutsch has no material relationship with the Company.

Audit Committee

The Audit Committee presently consists of Messrs. Baldwin (Chairman), Bank, Carmichael, Deutsch and Pruitt. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Deutsch is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). The Audit Committee’s primary responsibilities, as set forth in its charter, are to:

•	engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm;

•	assess and take appropriate action regarding the independence of the Company’s independent registered public accounting firm;

•	oversee the compensation, activities and performance of the Company’s internal audit function and review the quality and adequacy of the Company’s internal controls and internal auditing procedures;

•	periodically review with management and the independent registered public accounting firm the Company’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company’s financial statements;

•	review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on the Company’s financial statements;

•	discuss with management the Company’s guidelines and policies with respect to corporate risk assessment and risk management;

•	discuss with management each of the earnings press releases and earnings guidance provided to analysts and rating agencies;

•	review with management and the independent registered public accounting firm the financial statements to be included in the quarterly and annual reports of the Company, including management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in the annual reports of the Company;

•	approve a code of ethics, as required by SEC rules, for senior financial officers and such other employees and agents of the Company as it determines;

•	establish procedures for the handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	annually review and evaluate Audit Committee performance and asses the adequacy of the Audit Committee charter.

The Audit Committee report for 2005 appears beginning on page 26 of this proxy statement.

Compensation Committee

The Compensation Committee presently consists of Messrs. Pruitt (Chairman), Bank and Deutsch. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards. The Compensation Committee’s primary responsibilities, as set forth in its charter, are to:

•	review the compensation policies and practices of the Company and its subsidiaries, including incentive compensation plans and equity plans, and make recommendations to the Board with respect thereto;

•	review the recommendations of the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries reporting directly to the Chief Executive Officer and of any consultants, agents and other persons to the extent that determinations with respect to their compensation are expressly delegated to the Committee, and make recommendations to the Board with respect thereto;

•	review a report from the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries with a title of Senior Vice President and more senior (other than those officers reporting directly to the Chief Executive Officer), and make such recommendations (if any) to the Chief Executive Officer with respect thereto as the Committee deems appropriate, and report any such recommendations to the Board;

•	review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on such evaluation;

•	review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a recommendation to the Board with respect thereto;

•	grant all awards under and oversee the administration of the Company’s 2002 Share Incentive Plan and any other plans that provide for administration by the Compensation Committee; and

•	annually review and evaluate Compensation Committee performance and assess the adequacy of the Compensation Committee charter.

The Compensation Committee report for 2005 appears beginning on page 18 of this proxy statement.

Governance Committee

The Governance Committee presently consists of Messrs. Carmichael (Chairman), Baldwin and Bank. The Board of Directors has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards. The Governance Committee’s primary responsibilities, as set forth in its charter, are to:

•	develop a Board that is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company;

•	identify, interview and screen individuals qualified to become members of the Board and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to the Company addressing, among other matters determined by the Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board;

•	regularly review issues and developments relating to corporate governance and recommend to the Board proposed changes to the corporate governance guidelines from time to time as the Committee determines to be appropriate;

•	annually evaluate the overall effectiveness of the Board and the Chief Executive Officer and make recommendations to the Board with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

•	review periodically all committees of the Board and recommend to the Board changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

•	recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

•	annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter.

The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. The Governance Committee will consider recommendations from shareholders as to candidates to be nominated for election to the Board. Any such recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at the Company’s principal executive offices.

The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee will consider various candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. In evaluating candidates, the Governance Committee will seek to assure that specific talents, skills and other characteristics that are needed to promote the Board’s effectiveness are possessed by an appropriate combination of directors.

The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics and Compliance Procedures. Copies of these documents are available at the Company’s website at www.platinumre.com and may be found under the “Investor Relations” section by clicking on “Corporate Governance.” Copies of these documents may also be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Executive Committee

The Executive Committee presently consists of Messrs. Newman (Chairman), Deutsch and Price. The Executive Committee is authorized to exercise all of the powers of the Board of Directors when the Board is not in session upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, subject to such limitations as are set forth in its charter or as may from time to time be established by resolution of the Board.

Preferred Dividend Committee

The Preferred Dividend Committee presently consists of Messrs. Price (Chairman) and Deutsch. The Preferred Dividend Committee is authorized to declare quarterly dividends on the Company’s 6.00% Series A Mandatory Convertible Preferred Shares.

Executive Sessions

In accordance with the Company’s Corporate Governance Guidelines, separate executive sessions of non-management directors and independent directors are held after each Board meeting. Mr. Carmichael, as Chairman of the Governance Committee, presides at such sessions.

Communications with the Board

Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the General Counsel, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management directors or independent directors should be sent to the above address to the attention of the Chairman of the Governance Committee (as the independent director who presides at meetings of such directors), in care of the General Counsel. The General Counsel will ensure that all such communications remain confidential and are delivered to the appropriate Board member or members.

Director Compensation

Currently, each nonemployee director (other than Mr. Newman) receives an annual retainer of $35,000. In order to attract and retain qualified directors, commencing with the Annual Meeting, this annual retainer will be increased to $75,000. In addition, the Chairman of the Audit Committee receives $20,000 per year, and each member of that committee receives $10,000 per year. The Chairmen of the Compensation and Governance Committees each receive $15,000 per year, and each member of the Compensation, Governance and Executive Committees who is not an employee of the Company (other than Mr. Newman) receives $7,500 per year. Each nonemployee director (other than Mr. Newman) also receives $2,500 for attendance at each meeting of the Board and of any committee of which he is a member, other than the Preferred Dividend Committee, for which no fees are paid.

Commencing with the Annual Meeting, each nonemployee director (other than Mr. Newman) who is elected at an Annual General Meeting of Shareholders, will receive on such date restricted share units under the 2002 Share Incentive Plan (or, if approved by the shareholders at the Annual Meeting, the 2006 Plan, as defined below) equal to the number of Common Shares that could have been purchased with $40,000, based upon the closing price of the Common Shares on the business day immediately preceding the date of such grant. These restricted share units will convert on a one-to-one basis into Common Shares on the date that is the earlier of one year following the date of grant or the date of the next Annual General Meeting of Shareholders provided that the director continues to serve on the Board through the date of conversion. These awards of restricted share units are in lieu of options to purchase 5,000 Common Shares with an exercise price equal to the price of the Common Shares on the business day immediately preceding the date of grant, which had been granted annually to the non-employee directors (other than Mr. Newman) through the 2005 Annual General Meeting of Shareholders.

On October 27, 2005, the Company amended and restated its letter agreement with Mr. Newman dated March 1, 2002, as amended on June 14, 2002, pursuant to which Mr. Newman agreed to continue to serve as Chairman of the Board (the “Amended Newman Agreement”). The term of the Amended Newman Agreement commenced on November 1, 2005 and shall end on November 1, 2007 (which date may be automatically extended from year to year, unless written notice is provided by the Company or Mr. Newman, at least six months prior to the end of the term, that the term shall not be extended). Pursuant to the Amended Newman Agreement, the Company shall use its best reasonable efforts to nominate Mr. Newman for election to the Board at each Annual General Meeting of Shareholders held during the term of the Amended Newman Agreement and to cause Mr. Newman to be appointed Chairman of the Board. The Amended Newman Agreement provides that Mr. Newman, as Chairman of the Board, shall be entitled to receive an annual fee of $275,000 payable in equal quarterly installments and that the Company shall indemnify Mr. Newman and make permitted advances to him, to the fullest extent permitted by law, if he is made or threatened to be made a party to a proceeding by reason of his being or having been a director of the Company or any of its subsidiaries or affiliates or his having served any other enterprise as a director at the request of the Company. Mr. Newman is also entitled to benefit from any directors and officers insurance coverage maintained by the Company for the benefit of its directors and officers to the same extent as the officers and other directors of the Company so benefit.

Pursuant to the Share Unit Plan for Nonemployee Directors (the “Share Unit Plan”), 50% of all fees earned by a director who is not an employee of the Company or any of its affiliates (including retainer fees, meeting fees and committee fees) during each calendar quarter are automatically converted into that number of share units equal to the number of Common Shares which could have been purchased with such fees, based upon the closing price of the Common Shares on the last day of the calendar quarter. In addition to the 50% mandatory conversion, each nonemployee director may elect to have up to a total of 100% of his fees converted into share units, provided the election is made before the start of the calendar year in which the fees are earned. A nonemployee director will receive a distribution under the Share Unit Plan in respect of his share units upon the expiration of five calendar years following the year in which he was credited with such share units or upon termination of his service on the Board, if earlier, each such share unit valued at the closing price of one Common Share on the date of such expiration or termination. Each distribution under the Share Unit Plan will be made, at the discretion of the Board, either in cash or Common Shares or a combination thereof. The Share Unit Plan provides that a total of 150,000 Common Shares may be issued thereunder.

Under the 2002 Share Incentive Plan, an option to purchase 25,000 Common Shares was granted to Messrs. Baldwin, Bank, Carmichael and Pruitt and an option to purchase 975,000 Common Shares was granted to Mr. Newman effective upon completion of the Initial Public Offering. The exercise price of these options is $22.50 per Common Share, the offering price of the Common Shares in the Initial Public Offering. Each option has a ten-year term and is exercisable in three equal annual installments beginning November 1, 2003. Upon his election to the Board at the 2005 Annual General Meeting of Shareholders held on April 26, 2005, Mr. Deutsch received an option to purchase 25,000 Common Shares with an exercise price of $27.40 per Common Share, the closing price of the Common Shares on the business day immediately preceding such date. This option has a ten-year term and is exercisable in three equal installments beginning on April 26, 2006.

Arrangements with Directors

On October 27, 2005, Platinum US amended and restated its consulting agreement dated March 1, 2002, as amended on March 12, 2004 and April 27, 2005 with Mr. Newman and SHN Enterprises, Inc. (“SHN”), which Mr. Newman established for estate planning purposes and of which Mr. Newman is the sole shareholder (the “Amended Consulting Agreement”). The term of SHN’s consulting services under the Amended

Consulting Agreement commenced on November 1, 2005 and shall end on November 1, 2007 (which date may be automatically extended from year to year, unless written notice is provided by Platinum US or SHN, at least six months prior to the end of the term, that the term shall not be extended). Pursuant to the Amended Consulting Agreement, SHN is engaged as a consultant on a part-time basis to Platinum US and performs services as are reasonably requested by Platinum US, including assisting with the development of the reinsurance business of Platinum US. Unless otherwise agreed to by Platinum US, services to be performed by SHN under the Amended Consulting Agreement will be provided by Mr. Newman. The Amended Consulting Agreement provides SHN with a consulting fee at the annual rate of $270,000 and an allowance for office, secretarial and administrative services at the annual rate of $75,000. The Amended Consulting Agreement also provides SHN with twenty hours per year of non-business use of a corporate jet chartered or leased by Platinum US or the Company. Any unused hours may be carried forward to any successive year of the term of the Amended Consulting Agreement and also may be used following any termination of the Amended Consulting Agreement. If the Amended Consulting Agreement is terminated by Platinum US for “cause” (as defined therein), SHN will receive no further payments or benefits under the Amended Consulting Agreement other than amounts accrued prior to termination. Pursuant to the Amended Consulting Agreement, during the time Mr. Newman serves as a consultant and for fifteen months thereafter, Mr. Newman is not permitted to be employed by, or to own, manage, operate or control, any entity which is primarily engaged in the reinsurance business, except that Mr. Newman is not prohibited from owning less than 5% of any publicly traded corporation. In addition, the Amended Consulting Agreement provides that during the time Mr. Newman serves as a consultant and for two years thereafter, he may not solicit any senior executive of the Company or Platinum US who served as such at the time of the termination of the Amended Consulting Agreement. Mr. Newman would not be bound by either of these provisions if he is terminated without cause unless he receives a payment of $350,000 from Platinum US. The Amended Consulting Agreement also provides that SHN and Mr. Newman are subject to confidentiality provisions. For 2005, pursuant to the Amended Consulting Agreement, SHN received from Platinum US consulting fees in the amount of $270,000, an allowance for office, secretarial and administration services in the amount of $62,500 and the personal use of a corporate jet for 5.2 hours, at an incremental cost to the Company of $26,000.

Mr. Deutsch entered into an agreement with the Company dated September 1, 2004 pursuant to which Mr. Deutsch agreed to provide consulting services to the Board and the Audit and Compensation Committees with respect to matters related to the Company’s business, financial condition and compensation practices until the date of the 2005 Annual General Meeting of Shareholders. Mr. Deutsch received from the Company consulting fees under this agreement in the amount of $60,000 for the period from January 1, 2005 through the termination of the agreement on April 26, 2005.

Share Ownership Guidelines

The Company has adopted share ownership guidelines intended to align the interests of the Company’s nonemployee directors, Chief Executive Officer and the executive officers reporting directly to the Chief Executive Officer, with shareholders by requiring such persons to retain a portion of Common Shares of the Company received as incentive compensation. Under the guidelines, the level of required share ownership for nonemployee directors is 10,000 Common Shares and the level of required share ownership for executive officers ranges from a minimum of 30,000 Common Shares to a maximum of 100,000 Common Shares for the Chief Executive Officer. The Board may adjust the levels from time to time. Until the nonemployee directors, Chief Executive Officer and the other executive officers meet their ownership requirements, they must retain Common Shares with a fair market value on the date of exercise or vesting equal to at least 75%, 75% and 50%, respectively, of the after-tax gain from the exercise of options or the after-tax value upon the vesting of restricted shares and the vesting of restricted share units. Common Shares owned outright, including Common Shares held in street name accounts, jointly with spouse, or in a trust for the benefit of the executive officer, are counted toward fulfilling the share ownership requirement. Common Shares that are subject to unexercised share options, unvested restricted shares and unvested restricted share units are not counted toward fulfilling this requirement. Pursuant to the Amended Morrison Agreement, as described below, Mr. Morrison is no longer subject to any share ownership guidelines.

Information Concerning Executive Officers

Set forth below is biographical and other information regarding the Company’s executive officers, including their principal occupations during the past five years.

Michael D. Price Age: 39 President and Chief Executive Officer	Mr. Price has been President and Chief Executive Officer of the Company since October 2005. Mr. Price was Chief Operating Officer of the Company from August 2005 until October 2005 and was President of Platinum US from November 2002 until August 2005. Mr. Price was Chief Underwriting Officer of St. Paul Re from June 2002 until November 2002. Prior thereto, Mr. Price served as Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd. specializing in aerospace insurance.

Joseph F. Fisher Age: 50 Executive Vice President and Chief Financial Officer	Mr. Fisher has been Executive Vice President and Chief Financial Officer of the Company since July 2004. Mr. Fisher was Chief Financial Officer of the U.S. operations of Royal & Sun Alliance Insurance Group PLC from December 1995 until June 2004.

Michael E. Lombardozzi Age: 44 Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	Mr. Lombardozzi has been Executive Vice President and General Counsel of the Company since September 2002 and Chief Administrative Officer of the Company since August 2005. Mr. Lombardozzi has also served as the Company’s Secretary since November 2002. Mr. Lombardozzi was Executive Vice President and General Counsel of St. Paul Re from August 2002 until November 2002. Mr. Lombardozzi was Senior Vice President — Planning and Operations of W.R. Berkley Corporation, an insurance holding company, from December 2001 to July 2002, and Senior Vice President, Secretary and General Counsel of Orius Corp., a telecommunications infrastructure company, from January 2001 to September 2001.

H. Elizabeth Mitchell Age: 44 President of Platinum US	Ms. Mitchell has been President of Platinum US since August 2005. Ms. Mitchell was Executive Vice President of Platinum US from November 2002 until August 2005 and Chief Operating Officer of Platinum US from September 2003 until August 2005. Prior thereto, she was Executive Vice President — North American Casualty of St. Paul Re, where she worked for nine years.

Gregory E.A. Morrison Age: 48 Vice Chairman of the Company	Mr. Morrison has been Vice Chairman of the Company since October 2005 and a director of the Company since September 2003. From June 2003 until October 2005 Mr. Morrison was President and Chief Executive Officer of the Company. Prior thereto, Mr. Morrison was President and Chief Executive Officer of London Reinsurance Group Inc., a Canadian reinsurance company that he founded, from 1989 until 1998 and again from September 2000 until May 2003.

Robert S. Porter Age: 41 Chief Executive Officer of Platinum Bermuda (subject to the approval of the Bermuda Department of Immigration)	Mr. Porter was appointed Chief Executive Officer of Platinum Bermuda in February 2006, subject to the approval of the Bermuda Department of Immigration. From June 2003 until March 2006 he was Chief Executive Officer of Platinum UK. From November 2002 until June 2003, Mr. Porter was a Senior Vice President of Platinum US. Prior thereto, he was a Senior Vice President of St. Paul Re, where he worked for thirteen years.

Neal J. Schmidt Age: 49 Executive Vice President and Chief Actuary of Platinum US	Mr. Schmidt has been Executive Vice President and Chief Actuary of Platinum US since November 2002. Prior thereto, he was Executive Vice President and Chief Actuary of St. Paul Re, where he worked for sixteen years.

Executive Compensation

The following information relates to the Chief Executive Officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2005.

Summary Compensation Table

					Long-Term Compensation Awards
						Common
		Annual Compensation			Restricted	Shares
Name and				Other Annual	Share	Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)(2)	Compensation($)(3)	Awards$(4)	Options(#)	Compensation($)(5)

Michael D. Price(1)	2005	617,614	—	180,532	—	—	69,161
President and Chief	2004	531,250	—	—	2,750,000	—	42,500
Executive Officer of	2003	500,000	750,000	—	—	—	60,000
the Company

Joseph F. Fisher(1)	2005	400,000	—	244,829	—	—	61,089
Executive Vice	2004	195,455	200,000	78,500	—	100,000	7,818
President and Chief
Financial Officer of
the Company

Michael E. Lombardozzi	2005	402,917	—	201,604	725,043	93,499	53,222
Executive Vice	2004	350,000	175,000	198,240	—	—	28,000
President, General	2003	350,000	446,250	200,077	—	—	42,000
Counsel, Chief
Administrative
Officer and Secretary
of the Company

H. Elizabeth Mitchell	2005	395,833	—	—	200,029	24,394	39,583
President of	2004	350,000	175,000	—	—	—	28,000
Platinum US	2003	350,000	443,750	—	—	—	42,000

Gregory E.A. Morrison(1)	2005	691,667	—	320,845	—	—	69,167
Vice Chairman of the	2004	650,000	—	318,291	—	—	65,000
Company	2003	379,167	1,000,000	241,957	—	400,000	37,917

(1)	Mr. Price became the Company’s President and Chief Executive Officer in October 2005. Mr. Fisher became the Company’s Executive Vice President and Chief Financial Officer in July 2004. Mr. Morrison served as the Company’s President and Chief Executive Officer from June 2003 until October 2005, when he became the Company’s Vice Chairman.

(2)	The amount for Mr. Fisher for 2004 represents (i) a sign-on bonus of $50,000 and (ii) his incentive bonus for 2004, $112,500 of which was paid in cash and $37,500 of which was paid in the form of 1,220 restricted share units. The amount for Mr. Lombardozzi for 2004 represents his incentive bonus for 2004, $131,250 of which was paid in cash and $43,750 of which was paid in the form of 1,423 restricted share units. The number of restricted share units granted to Messrs. Fisher and Lombardozzi was based on the closing price of the Common Shares of $30.75 on February 23, 2005 (the date preceding the date of grant). The restricted share units, which were granted under the 2002 Share Incentive Plan, converted on a one-to-one basis into Common Shares six months after the date of grant on August 24, 2005. The amount for Ms. Mitchell for 2004 represents a retention bonus. The amount for Ms. Mitchell for 2003 represents (i) an incentive bonus of $393,750 and (ii) a $50,000 retention bonus.

(3)	The amounts include:

						Tax	Home
		Relocation	Housing	Automobile	Club	Advice	Leave
Name	Year	Expenses	Allowance	Allowance	Fees	Fees (a)	Expenses	Other (b)

Mr. Price	2005	$50,000	$125,000	$3,500	$0	$0	$2,032	$0
	2004	$0	$0	$0	$0	$0	$0	$0
	2003	$0	$0	$0	$0	$0	$0	$0

Mr. Fisher	2005	$50,000	$180,000	$8,400	$2,875	$0	$3,554	$0
	2004	$0	$75,000	$3,500	$0	$0	$0	$0

Mr. Lombardozzi	2005	$0	$180,000	$8,400	$2,766	$10,438	$0	$0
	2004	$0	$180,000	$6,300	$1,850	$10,090	$0	$0
	2003	$0	$180,000	$0	$5,050	$15,027	$0	$0

Mr. Morrison	2005	$0	$300,000	$10,800	$10,045	$0	$0	$0
	2004	$0	$300,000	$10,800	$7,491	$0	$0	$0
	2003	$50,000	$175,000	$0	$557	$0	$0	$16,400

(a)	Amounts represent fees paid by the Company for tax advice.

(b)	The amount for Mr. Morrison represents the difference between the market value and the purchase price of 20,000 Common Shares purchased from the Company in July 2003.

(4)	The amount for Mr. Price represents the dollar value of 98,531 restricted shares awarded to him on August 4, 2004 based on the closing price of the Common Shares of $27.91 on August 3, 2004. These restricted shares vest in five equal annual installments beginning on August 1, 2005, subject to Mr. Price’s continued employment with the Company. Mr. Price held an aggregate of 78,825 restricted shares as of the end of 2005 with an aggregate value of $2,449,093 based on the closing price of the Common Shares of $31.07 on December 30, 2005. The amount for Mr. Lombardozzi represents (i) the dollar value of 18,428 restricted shares awarded to him on November 1, 2005 based on the closing price of the Common Shares of $28.49 on October 31, 2005, which vest in three equal annual installments beginning on November 1, 2006, subject to Mr. Lombardozzi’s continued employment with the Company and (ii) the dollar value of 6,505 restricted share units awarded to him on February 24, 2005 based on the closing price of the Common Shares of $30.75 on February 23, 2005, half of which are to be converted on a one-to-one basis into Common Shares on each of the third and fourth anniversaries of the date of grant, subject to Mr. Lombardozzi’s continued employment with the Company. Mr. Lombardozzi held an aggregate of 18,428 restricted shares and 6,505 restricted share units as of the end of 2005, with an aggregate value of $774,668 based on the closing price of the Common Shares of $31.07 on December 30, 2005. Each of Mr. Price and Mr. Lombardozzi has the right to vote his restricted shares and receive all dividends and other distributions paid or made with respect thereto. The amount for Ms. Mitchell represents the dollar value of 6,505 restricted share units awarded to her on February 24, 2005 based on the closing price of the Common Shares of $30.75 on February 23, 2005, half of which are to be converted on a one-to-one basis into Common Shares on each of the third and fourth anniversaries of the date of grant, subject to Ms. Mitchell’s continued employment with Platinum U.S. Ms. Mitchell held an aggregate of 6,505 restricted share units as of the end of 2005, with an aggregate value of $202,110 based on the closing price of the Common Shares of $31.07 on December 30, 2005.

(5)	The amounts for 2005 consist of (i) for Mr. Price, life insurance premiums paid by the Company in the amount of $1,143, medical insurance premiums paid by the Company in the amount of $6,256 and employer contributions made by the Company of $8,400 pursuant to the Company’s 401(k) plan, $16,305 pursuant to the Company’s Non-Qualified Executive Retirement Savings Plan, $12,600 pursuant to the Company’s qualified profit sharing plan and $24,457 pursuant to the Company’s non-qualified profit sharing plan; (ii) for Mr. Fisher, life insurance premiums paid by the Company in the amount of $6,074, medical insurance premiums paid by the Company in the amount of $15,015 and employer contributions made by the Company of $8,400 pursuant to the Company’s 401(k) plan, $7,600 pursuant to the Company’s Non-Qualified Executive Retirement Savings Plan, $12,600 pursuant to the Company’s qualified profit sharing plan and $11,400 pursuant to the Company’s non-qualified profit sharing plan; (iii) for Mr. Lombardozzi, life insurance premiums paid by the Company in the amount of $2,666, medical insurance premiums paid by the Company in the amount of $10,264 and employer contributions made by the Company of $8,400 pursuant to the Company’s 401(k) plan, $7,717 pursuant to the Company’s Non-Qualified Executive Retirement Savings Plan, $12,600 pursuant to the Company’s qualified profit sharing plan and $11,575 pursuant to the Company’s non-qualified profit sharing plan; (iv) for Ms. Mitchell, employer contributions made by the Company of $8,400 pursuant to the Company’s 401(k) plan, $7,433 pursuant to the Company’s Non-Qualified Executive Retirement Savings Plan, $12,600 pursuant to the Company’s qualified profit sharing plan and $11,150 pursuant to the Company’s non-qualified profit sharing plan; and (v) for Mr. Morrison, an employer contribution made by the Company to Mr. Morrison’s pension account. The amounts for life and medical insurance premiums above represent the incremental cost to the Company.

Aggregated Option Exercises in 2005 and Year-End 2005 Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options
	Acquired on	Value	December 31, 2005(#)		at December 31, 2005($)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable(1)

Michael D. Price	—	—	200,000	0	$1,720,000	—
Joseph F. Fisher	—	—	25,000	75,000	$16,250	$48,750
Michael E. Lombardozzi	—	—	112,500	130,999	$967,500	$511,400
H. Elizabeth Mitchell	37,500	446,081	37,500	61,894	$322,500	$331,038
Gregory E.A. Morrison	—	—	200,000	200,000	$1,020,000	$1,020,000

(1)	The value of unexercised in-the-money options at December 31, 2005 was calculated by subtracting the exercise price of in-the-money options from $31.10 per Common Share, which is the fair market value of one Common Share on December 30, 2005 based upon the average of the high and low prices on the NYSE on such date.

Long-Term Incentive Plans — Awards in Last Fiscal Year (1)

		(c)	Estimated Future Payouts under Non-
		Performance or	Stock Price-Based Plans
	(b)	Other Period Until	(d)	(e)	(f)
(a)	Number of Shares, Units	Maturation or	Threshold	Target	Maximum
Name	or Other Rights (#)	Payout (2)	($ or #) (3)	($ or #) (3)	($ or #) (3)

Michael D. Price	—	5 years	$375,000	$750,000	$1,500,000
Joseph F. Fisher	—	5 years	$75,000	$150,000	$300,000
Michael E. Lombardozzi	—	5 years	$87,656	$175,313	$350,625
H. Elizabeth Mitchell	—	5 years	$79,687	$159,375	$318,750
Gregory E. A. Morrison(4)	—	5 years	$350,000	$700,000	$1,400,000

(1)	These awards were made under the Company’s Executive Incentive Plan. The target payout amount of these awards is based on a percentage of the executive’s base salary and the actual payouts range from 0% to 200% of the target payout depending on the average of return on equity (“ROE”) relative to the target ROE levels established by the Compensation Committee for the performance period. The Compensation Committee has established a performance period of five years for these awards (the “Performance Period”). An average ROE of 13% for the Performance Period would result in a payout of these awards equal to 100% of base salary for Messrs. Morrison and Price and 37.5% of base salary for Messrs. Fisher and Lombardozzi and Ms. Mitchell (the “Target Payouts”). There is no payout if average ROE is less than 10% for the Performance Period. An average ROE of 10% for the Performance Period would result in a threshold payout equal to 50% of the Target Payouts. An average ROE of 16.25% or more for the Performance Period would result in a maximum payout equal to 200% of the Target Payouts. Payouts between the threshold and maximum will be determined through straight-line interpolation.

(2)	The Performance Period began on January 1, 2005 and will end on December 31, 2009.

(3)	These amounts represent the applicable percentage of the executive officer’s base salary in effect as of December 31, 2005. Actual award amounts will be based on the annual average of the base salary per year in effect for each year of the Performance Period.

(4)	Pursuant to the terms of the Amended Morrison Agreement, as described below, Mr. Morrison has forfeited this award.

Employment Arrangements

Mr. Price entered into a letter agreement dated August 4, 2004 with Platinum US (the “Price Agreement”), which was assigned to the Company upon Mr. Price’s appointment as President and Chief Executive Officer of the Company on October 27, 2005. The term of Mr. Price’s employment under the Price Agreement commenced on August 1, 2004 and will end on August 1, 2009 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended). Mr. Price currently receives a base salary at the rate of $750,000 per year, and he is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Price Agreement, in 2004 Mr. Price received a grant of 98,531 restricted shares under the terms of the 2002 Share Incentive Plan that vest in equal annual installments on each of the first five anniversaries of the date of the Price Agreement, subject to Mr. Price’s continued employment with the Company on such vesting dates. The Price Agreement also provides that Mr. Price will participate in the Company’s Executive Incentive Plan, pursuant to which it is expected that Mr. Price will be granted a target annual award opportunity of 100% of his base salary if the Company achieves certain performance objectives over a multi-year period. The first award to Mr. Price under the Executive Incentive Plan was made in 2005 and Mr. Price received an award under the Executive Incentive Plan in February 2006 with a target award opportunity of 100% of his base salary. Mr. Price is required to accumulate 100,000 Common Shares in accordance with the Company’s share ownership guidelines. Mr. Price relocated to Bermuda in August 2005 and he was entitled to reimbursement by the Company for up to $50,000 of reasonable costs and expenses incurred by him within the first year after such relocation, which amount was paid in 2005. In addition, he receives reimbursement for air travel for visits to the United States and certain housing and automobile allowances as a result of his residence in Bermuda. If Mr. Price’s employment is terminated by the Company without “cause” or by Mr. Price for “good reason” (each as defined in the Price Agreement), he will receive a payment equal to the sum of one year’s base salary and target bonus and any base salary or other amounts accrued through the date of termination, provided that he executes a release of claims. If Mr. Price’s employment is terminated by the Company for cause or by Mr. Price other than for good reason, he will receive no further payments, compensation or benefits under the Price Agreement other than amounts accrued prior to termination. Mr. Price is subject to certain confidentiality, non-competition and non-solicitation provisions.

Mr. Fisher entered into an employment agreement dated June 24, 2004 with the Company (the “Fisher Agreement”), pursuant to which he was appointed Executive Vice President and Chief Financial Officer. The term of Mr. Fisher’s employment under the Fisher Agreement commenced on July 6, 2004 and will end on July 6, 2007 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least thirty days prior to the end of the term, that the term shall not be extended). Mr. Fisher currently receives a base salary at the rate of $400,000 per year, and he is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan with a target equal to 75% of base salary and a range of 0% to 150% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. In February 2006, Mr. Fisher’s base salary was increased to $425,000 per year effective as of March 1, 2006 and his target bonus under the

Company’s Annual Incentive Plan was increased to 100% of base salary and a range of 0% to 200% of base salary. Pursuant to the Fisher Agreement, in 2004 Mr. Fisher received a one-time cash sign-on bonus of $50,000 and an option to purchase 100,000 Common Shares at $30.45 per Common Share. The Fisher Agreement also provides that Mr. Fisher will participate in the Company’s Executive Incentive Plan, pursuant to which it is expected that Mr. Fisher will be granted a target annual award opportunity of 37.5% of his base salary if the Company achieves certain performance objectives over a multi-year period. The first award to Mr. Fisher under the Executive Incentive Plan was made in 2005 and Mr. Fisher received an award under the Executive Incentive Plan in February 2006 with a target award opportunity of 75% of his base salary. Mr. Fisher is required to accumulate 30,000 Common Shares in accordance with the Company’s share ownership guidelines. The Fisher Agreement provides for the reimbursement by the Company for up to $50,000 of reasonable costs and expenses incurred by Mr. Fisher in connection with his family’s relocation to Bermuda, which amount was paid in 2005. In addition, he receives reimbursement for air travel for visits to the United States and certain housing and automobile allowances as a result of his residence in Bermuda. If Mr. Fisher’s employment is terminated by the Company without “cause” or by Mr. Fisher for “good reason” (each as defined in the Fisher Agreement), he will receive a payment equal to the sum of one year’s base salary and target bonus and any base salary or other amounts accrued through the date of termination, provided that he executes a release of claims. If Mr. Fisher’s employment is terminated by the Company for cause or by Mr. Fisher other than for good reason, he will receive no further payments, compensation or benefits under the Fisher Agreement other than amounts accrued prior to termination. Mr. Fisher is subject to certain confidentiality and non-solicitation provisions.

Mr. Lombardozzi entered into an agreement with the Company effective as of November 1, 2005 (the “Lombardozzi Agreement”), which amended and restated an agreement with St. Paul Re dated July 5, 2002 and amended August 16, 2002, which was assigned to the Company on November 1, 2002 and amended on March 12, 2004. The term of Mr. Lombardozzi’s employment under the Lombardozzi Agreement commenced on November 1, 2005 and will end on November 1, 2008 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended). Mr. Lombardozzi currently receives a base salary at the rate of $467,500 per year, and he is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan, with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Lombardozzi Agreement, in 2005 Mr. Lombardozzi received a grant of 18,428 restricted shares under the terms of the 2002 Share Incentive Plan that vest in equal annual installments on each of the first three anniversaries of the date of the grant, and an option to purchase 69,105 Common Shares at $28.49 per Common Share. The Lombardozzi Agreement also provides that Mr. Lombardozzi will participate in the Company’s Executive Incentive Plan, pursuant to which, commencing in 2006, it is expected that Mr. Lombardozzi will be granted a target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. The first award to Mr. Lombardozzi under the Executive Incentive Plan was made in 2005 and Mr. Lombardozzi received an award under the Executive Incentive Plan in February 2006 with a target award opportunity of 75% of his base salary. Mr. Lombardozzi is required to accumulate 50,000 Common Shares in accordance with the Company’s share ownership guidelines. The Lombardozzi Agreement provides for the reimbursement by the Company for up to $50,000 of reasonable costs and expenses incurred by Mr. Lombardozzi in connection with his family’s relocation to Bermuda. In addition, he receives reimbursement for air travel for visits to the United States and certain housing and automobile allowances as a result of his residence in Bermuda. If Mr. Lombardozzi’s employment is terminated by the Company without “cause” or by Mr. Lombardozzi for “good reason” (each as defined in the Lombardozzi Agreement), he will receive a payment equal to the sum of one year’s base salary and target bonus and any base salary or other amounts accrued through the date of termination, provided that Mr. Lombardozzi executes a release of claims. If Mr. Lombardozzi’s employment is terminated by the Company for cause or by Mr. Lombardozzi other than for good reason, he will receive no further payments, compensation or benefits under the Lombardozzi Agreement other than amounts accrued prior to termination. Mr. Lombardozzi is subject to certain confidentiality and non-solicitation provisions.

Ms. Mitchell entered into a letter agreement dated October 14, 2002 with St. Paul Re, which was assigned to Platinum US upon completion of the Public Offering, pursuant to which Ms. Mitchell received a retention bonus of $175,000 in July 2004. On November 18, 2005, Platinum US agreed with Ms. Mitchell that Ms. Mitchell’s base salary will be $425,000 per year effective November 1, 2005, and that Ms. Mitchell is eligible to receive an annual performance bonus pursuant to the terms of the Company’s Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Ms. Mitchell is a participant in the Company’s Executive Incentive Plan, pursuant to which it is expected that Ms. Mitchell will be granted a target annual award opportunity of 75% of her base salary if the Company achieves certain performance objectives over a multi-year period. The first award to Ms. Mitchell under the Executive Incentive Plan was made in 2005 and Ms. Mitchell received an award under the Executive Incentive Plan in February 2006 with a target award opportunity of 75% of her base salary. In addition, Ms. Mitchell entered into a letter agreement with Platinum US on June 24, 2004 which provides that if Ms. Mitchell’s employment is terminated by the Company without “cause” or by Ms. Mitchell for “good reason” (each as defined in the letter agreement), she will receive a payment equal to the sum of one year’s base salary and target bonus and any base salary or other amounts accrued through the date of termination, provided that she executes a release of claims. If Ms. Mitchell’s employment is terminated by the Company for cause or by Mr. Mitchell other than for good reason, she will receive no further payments, compensation or benefits under the letter agreement other than amounts accrued prior to termination.

Mr. Morrison entered into an agreement with the Company dated February 26, 2006, which amended and restated an agreement dated June 20, 2003, as amended on January 7, 2004 and October 27, 2005 (the “Amended Morrison Agreement”). The term of Mr. Morrison’s employment under the Amended Morrison Agreement commenced on February 26, 2006 and, subject to earlier termination as provided in the Amended Morrison Agreement, will end on May 14, 2006. The Amended Morrison Agreement provides that Mr. Morrison shall be employed as Vice Chairman, shall continue to service as a member of the Board until the Annual Meeting, and shall not seek re-nomination or re-election to the Board at the Annual Meeting or thereafter. Pursuant to the Amended Morrison Agreement, Mr. Morrison currently receives a base salary at the rate of $700,000 per year. He is not eligible to receive any bonus in respect of the year ended on December 31, 2005 or for any period thereafter, and all awards granted to Mr. Morrison under the Executive Incentive Plan, and all options awarded under the 2002 Share Incentive Plan that are unvested at the time of the termination of Mr. Morrison’s employment with the Company,will be forfeited in accordance with the terms of such plans. If Mr. Morrison remains employed by the Company through May 14, 2006, he will be paid $800,000 in cash provided that he executes a release of claims. The Amended Morrison Agreement provides that Mr. Morrison shall no longer be subject to the share ownership guidelines applicable to senior executives of the Company. Mr. Morrison will continue to receive certain housing and automobile allowances through the term of his employment with the Company, and he will continue to be subject to non-solicitation and confidentiality provisions, and to a non-competition provision subject to limited exceptions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and sets the Chief Executive Officer’s compensation level based on such evaluation. The Compensation Committee also reviews the compensation policies and practices of the Company and the recommendations of the Chief Executive Officer concerning the compensation of the other executive officers of the Company, who are those officers reporting directly to the Chief Executive Officer, and makes recommendations to the Board with respect thereto.

The Compensation Committee oversees the administration of various plans, including the Annual Incentive Plan, the 2002 Share Incentive Plan, the Executive Incentive Plan, and the Section 162(m) Performance Incentive Plan. These plans serve to attract, retain and motivate the executive officers and other participants by providing them with the opportunity to earn short- and long-term incentives. The Compensation

Committee believes that the Company’s compensation program promotes the interests of the Company and its shareholders by motivating superior performance by key personnel to achieve the Company’s objectives.

The Compensation Committee is composed exclusively of nonemployee directors, as defined in applicable rules and regulations of the SEC, and none of the members of the Committee is an employee or former employee of the Company. Each of the members of the Compensation Committee also satisfies the criteria necessary to be considered an “outside director” for purposes of Section 162(m) of the Code, and is an “independent” director under the NYSE listing standards. The names of the members of the Compensation Committee appear at the end of this report.

The Company’s compensation philosophy is designed to reward and support superior performance and to attract, retain and motivate highly qualified personnel. The Compensation Committee believes that the Company’s compensation philosophy, with its emphasis on performance and long-term compensation, serves to focus the Company’s executive officers on attaining a sustained, high level of Company performance and on enhancing shareholder value. The Compensation Committee has retained the services of a nationally recognized compensation consulting firm to support the Compensation Committee in fulfilling its mission.

Key Compensation Elements

The principal elements of executive compensation are base salary, annual incentive compensation and long-term incentive awards, which are comprised of grants of equity-based awards under the 2002 Share Incentive Plan and the Executive Incentive Plan. These components are administered with the goal of providing total compensation that is competitive and rewards Company and individual performance.

With the assistance of its compensation consulting firm, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of the Company’s executive compensation structure. The Compensation Committee benchmarks base salary and incentive compensation awards for executive officers using market data compiled annually by its compensation consulting firm. This market data is derived from other publicly traded companies in the reinsurance industry with which the Company competes for talent. This group of companies can vary depending on changes in market dynamics and the extent to which the particular companies have executive officer positions similar in breadth and scope of responsibilities to the Company.

Base Salary

The Compensation Committee annually reviews and determines the base salary of the Chief Executive Officer and reviews and makes recommendations to the Board with respect to the base salaries of the other executive officers. Executive officer salaries are generally targeted to approximately the median levels expected to be paid to persons holding equivalent positions by similar companies within the reinsurance industry. In connection with the promotion of Mr. Price to President and Chief Executive Officer, Mr. Lombardozzi to Executive Vice President, General Counsel, Chief Administrative Officer and Secretary, and Ms. Mitchell to President of Platinum US, the base salaries of these executive officers were increased in 2005 based on advice from the Compensation Committee’s compensation consulting firm. The base salary of Mr. Fisher, the Company’s Chief Financial Officer, was not changed during 2005.

Annual Incentive Awards

The Company’s Annual Incentive Plan is structured to reward the executive officers based on short-term corporate and individual performance. The Compensation Committee approves targets for incentives for the Chief Executive Officer and each of the other executive officers at the beginning of each year. These targets are established as a percentage of base salary and are calculated to deliver competitive compensation to the executive officer and to motivate the executive officer to achieve superior performance. The current policy is to pay awards under the Annual Incentive Plan in a combination of cash and restricted share units that convert on a one-to-one basis into Common Shares six months after the date of grant provided that the executive officer remains employed by the Company on such date.

The Compensation Committee established net income as the performance measure for fiscal 2005 to determine the amount of incentives to be paid at different levels of the Company’s performance. Executive officers were eligible to receive an annual performance bonus in respect of 2005 with a target equal to 100% of base salary and a range of 0% to 200% of base salary depending on the achievement of these net income targets.

The Company reported a net loss of approximately $137.5 million for the year ended December 31, 2005 largely due to unusually high catastrophe losses resulting from hurricanes Katrina, Rita and Wilma. Therefore, the Company did not meet the minimum threshold of net income established by the Compensation Committee under the Annual Incentive Plan and no annual incentive compensation was paid to the executive officers of the Company in respect of 2005. The Annual Incentive Plan was amended by the Board in February 2006 to provide for additional performance measures in the discretion of the Compensation Committee.

2002 Share Incentive Plan Awards

The 2002 Share Incentive Plan provides that the Compensation Committee has the authority to grant equity-based compensation awards in the form of options to purchase Common Shares, restricted Common Shares, share appreciation rights and share units. The Compensation Committee awarded Mr. Lombardozzi and Ms. Mitchell options and restricted share units in February 2005 and awarded Mr. Lombardozzi options and restricted shares in November 2005. Messrs. Morrison, Price and Fisher received grants of options and restricted shares in connection with employment agreements entered into with the Company in 2003 and 2004 that, in the view of the Compensation Committee, provide appropriate incentive to focus on increasing shareholder value over the long term. These awards are described in more detail under “Employment Arrangements” above.

Executive Incentive Plan Awards

The Executive Incentive Plan is designed to promote the interests of the Company and its shareholders by rewarding the Chief Executive Officer and the other executive officers if the Company’s performance objectives are achieved over a multi-year period. Participation in the Executive Incentive Plan is limited to executive officers who are designated by the Compensation Committee.

During 2005, the Compensation Committee made awards under the Executive Incentive Plan to Messrs. Price, Lombardozzi, Fisher and Morrison and Ms. Mitchell. The target payout amount of these awards is based on a percentage of such executive officer’s base salary and range of payout opportunity is from 0% to 200% depending on the average of ROE relative to the target ROE levels established by the Compensation Committee for the performance period. The Compensation Committee has established a performance period of five years for these awards (the “Performance Period”). Pursuant to these awards, an average ROE of 13% for the Performance Period would result in a payout equal to 100% of average base salary over the Performance Period for Messrs. Morrison and Price and 37.5% of average base salary over the Performance Period for Messrs. Fisher and Lombardozzi and Ms. Mitchell (the “Target Payouts”). There is no payout if average ROE is less than 10% for the Performance Period. An average ROE of 10% for the Performance Period would result in a minimum payout equal to 50% of the Target Payouts. An average ROE of 16.25% for the Performance Period would result in a maximum payout equal to 200% of Target Payouts. Payouts between the minimum and maximum will be determined through straight-line interpolation. The Executive Incentive Plan was amended by the Board in February 2006 to provide for awards of share units entitling a participant to a payment in cash, Common Shares or a combination thereof, based on the fair market value of the Common Shares on the date of payment.

President and Chief Executive Officer

Mr. Morrison served as President and Chief Executive Officer until October 27, 2005 and as Vice Chairman thereafter. In 2005, Mr. Morrison’s base salary was increased to $700,000 to reflect competitive compensation levels for chief executive officers of comparable companies. Mr. Morrison was eligible to receive an annual incentive award in respect of 2005 with a target opportunity of 100% of base salary and a range of opportunity of 0% to 200% of base salary depending on the achievement of net income targets. Since the Company did not meet the net income targets for 2005 established for this award, Mr. Morrison received no annual incentive award in respect of 2005. In 2005, Mr. Morrison received an award under the Executive Incentive Plan. This award was forfeited by Mr. Morrison pursuant to the Amended Morrison Agreement, which is discussed in more detail under “Employment Arrangements” above.

Mr. Price was appointed President and Chief Executive Officer by the Board on October 27, 2005. Pursuant to the Price Agreement, Mr. Price’s annual base salary was increased to $750,000. This amount was determined by reference to salary levels for chief executive officers of similar companies in the reinsurance industry. Mr. Price was eligible to receive an annual incentive award in respect of 2005 with a target opportunity of 100% of base salary and a range of opportunity of 0% to 200% of base salary. Since the Company did not meet the net income targets for 2005 established for this award, Mr. Price received no annual incentive award in respect of 2005. In 2005, Mr. Price received an award under the Executive Incentive Plan, as described in more detail above.

Equity ownership is a significant component of Mr. Price’s compensation. The current policy is to pay 50% of any annual incentive award paid to Mr. Price in the form of restricted share units that convert on a one-to-one basis to Common Shares six months after the date of grant. The Price Agreement provides that any payout of any award granted to Mr. Price under the Executive Incentive Plan will be made in Common Shares or their equivalent. In addition, prior to 2005, Mr. Price received an award in 2002 upon completion of the Initial Public Offering of options to purchase 300,000 Common Shares at an exercise price of $22.50 per Common Share, which became exercisable in three equal annual installments on each of the first two anniversaries of the Initial Public Offering and on June 3, 2005, and an award in 2004 of 98,531 restricted shares which vest in equal installments on each of the first five anniversaries of the date of grant. Mr. Price is required to accumulate 100,000 Common Shares in accordance with the Company’s share ownership guidelines.

In connection with its consideration of Mr. Price’s 2006 compensation, the Compensation Committee reviewed a tally sheet that set forth all of the components of Mr. Price’s compensation in 2005, including annual base salary, bonus opportunity, Executive Incentive Plan award, accumulated realized and unrealized restricted share and share option gains, the dollar value to Mr. Price and the cost to the Company of all perquisites and other personal benefits, and the Company’s contributions to profit sharing and retirement plans on behalf of Mr. Price.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code imposes a limitation of $1 million per year on the US corporate income tax deduction for compensation paid to the Company’s named executive officers that are employees of Platinum US. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.”

The Company’s 2002 Share Incentive Plan, which was re-approved by the Company’s shareholders at the Company’s 2004 Annual General Meeting of Shareholders, and the 2006 Plan were designed to meet the requirements for performance-based compensation in the case of share options and share appreciation rights granted under the plan. In addition, the Company’s Section 162(m) Performance Incentive Plan, which was approved by the Company’s shareholders in 2003, allows the Company to grant restricted shares, share units and other incentive compensation in a manner that meets the requirements for performance-based compensation under Section 162(m). The Compensation Committee believes that the deductibility of compensation is only one factor in assessing whether a particular compensation arrangement is appropriate given the goal of motivating executives to achieve corporate objectives and increase shareholder value. Therefore, the Compensation Committee retains the flexibility under circumstances it considers appropriate to pay compensation to its executive officers that may not be deductible by Platinum US under Section 162(m).

Executive Officer and Shareholder Alignment

To assure that the interests of the Company’s executive officers and shareholders are aligned, equity ownership is a significant component of the Company’s compensation program. In addition, executive officers receive a higher proportion of their compensation in a form that is linked to Company performance. For example, Executive Vice Presidents receive 25% of their annual incentive awards in the form of restricted share units and the Chief Executive Officer receives 50% of his annual incentive award in the form of restricted share units. Any Common Shares received by an executive officer must be retained in accordance with the Company’s share ownership guidelines, as described in more detail under “Share Ownership Guidelines” above. The Compensation Committee believes that the Company’s compensation program fosters the long-term focus required for success in the industry.

Peter T. Pruitt, Chairman
Jonathan F. Bank
Robert V. Deutsch

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates such Report by reference in any such document.

PERFORMANCE GRAPH

The Company commenced operations on November 1, 2002 upon completion of the Initial Public Offering. The graph below compares cumulative total return on the Common Shares with the cumulative total return on the Standard & Poor’s (“S&P”) 500 Composite Stock Price Index (the “S&P 500 Index”) and the S&P Property-Casualty Industry Group Stock Price Index (the “S&P Property-Casualty Index”), for the period commencing November 1, 2002 and ending on December 31, 2005. The graph shows the value at December 31 of each calendar year since the commencement of operations by the Company of $100 invested on November 1, 2002 in the Common Shares, the S&P 500 Index, and the S&P Property-Casualty Index as measured by the last sale price on the last trading day of each such period.

The foregoing Performance Graph shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such Performance Graph by reference in any such document.

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 15, 2006 of those persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Shares:

	Amount and Nature
Name and Address	of Beneficial		Percent
of Beneficial Owner	Ownership		of Class

Wellington Management Company, LLP	5,741,870	(1)	9.7
75 State Street Boston, MA 02109

FMR Corp.	5,296,964	(2)	9.0
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109

Perry Corp.	4,045,834	(3)	6.8
Richard C. Perry 767 Fifth Avenue New York, NY 10153

(1)	In an amendment filed on February 14, 2006 to a Schedule 13G statement, Wellington Management Company, LLP, an investment advisor (“Wellington”), reported beneficial ownership of 5,741,870 Common Shares held of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities; no such client was known to have such right or power with respect to more than 5% of the class of such securities. Wellington reported shared voting power over 4,031,915 Common Shares and shared dispositive power over 5,716,870 Common Shares.

(2)	In a Schedule 13G statement filed on February 14, 2006, FMR Corp. (“FMR”) and its Chairman Edward C. Johnson 3d reported beneficial ownership of a total of 5,296,964 Common Shares, consisting of (i) 4,430,664 Common Shares which are held by various investment companies (the “Funds”) to which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is investment adviser, and of which FMR and Mr. Johnson report that each has sole power to dispose but that neither has sole power to vote or direct the voting, which power resides with Funds’ Board of Trustees; (ii) 452,490 Common Shares which are held by various institutional accounts of which Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is investment manager, and of which FMR and Mr. Johnson report that each has sole power to dispose and to vote or to direct the voting; and (iii) 413,810 Common Shares which are held by non-U.S. investment companies and certain institutional investors to which Fidelity International Limited (“FIL”) provides investment advisory and management services. Mr. Johnson is Chairman of FIL. The 13G statement reports that a partnership controlled by members of Mr. Johnson’s family or trusts for their benefit own shares of FIL voting stock with a right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. The 13G statement reports that members of Mr. Johnson’s family are the predominant owners, directly and through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR, that the Johnson family members and all of other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares, and that, accordingly, the Johnson family members may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The 13G statement reports that FMR and FIL are separate and independent corporate entities and are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other, but that FMR filed the Schedule 13D statement on a voluntary basis as if all the shares are beneficially owned by FMR and FIL on a joint basis. The 13G statement reports that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Shares, and that no one person’s interest in the Common Shares is more than 5% of the outstanding Common Shares.

(3)	In an amendment filed on February 13, 2006 to a Schedule 13G statement, Perry Corp., an investment adviser, and its president and sole stockholder, Richard C. Perry, jointly reported sole voting power and sole dispositive power over 4,045,834 Common Shares of the Company. This amendment reported that the limited partners of (or investors in) each of the private investment funds for which Perry Corp. acts as general partner and/or managing member of the general partner and/or investment adviser have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Common Shares held for the accounts of their respective funds in accordance with their respective limited partnership interests (or investment percentages) in their respective funds.

Security Ownership of Management

The following table sets forth the beneficial ownership of the Common Shares as of February 15, 2006 of each of the directors and executive officers. Each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him or her.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class

Steven H. Newman	1,055,000	(1)(2)	1.8
Michael D. Price	349,462	(2)	*
Gregory E.A. Morrison	234,073	(2)	*
Michael E. Lombardozzi	148,295	(2)	*
Neal J. Schmidt	128,336	(2)	*
Robert S. Porter	66,832	(2)	*
H. Elizabeth Mitchell	53,109	(2)	*
H. Furlong Baldwin	40,000	(1)(2)	*
Peter T. Pruitt	39,000	(1)(2)	*
Dan R. Carmichael	37,546	(1)(2)	*
Jonathan F. Bank	37,000	(1)(2)	*
Joseph F. Fisher	27,220	(2)	*
Robert V. Deutsch	12,000	(1)	*
All directors and executive officers as a group (13 persons)	2,227,873		3.6 (3)

*	Represents less than 1% of the outstanding Common Shares.

(1)	Does not include nonemployee directors’ share units issued to Messrs. Newman, Baldwin, Pruitt, Carmichael, Bank and Deutsch, as more fully described under “Director Compensation.” As of February 15, 2006, the following nonemployee directors were credited with the following number ofshare units: Mr. Newman: 7,866 share units; Mr. Baldwin: 4,761 share units; Mr. Pruitt: 4,788 share units; Mr. Carmichael: 7,949 share units; Mr. Bank: 8,595 share units; and Mr. Deutsch: 1,208 share units.

(2)	Includes Common Shares beneficially owned pursuant to unexercised options as follows: Mr. Newman: 975,000 Common Shares; Mr. Price: 200,000 Common Shares; Mr. Morrison: 200,000 Common Shares; Mr. Lombardozzi: 118,599 Common Shares; Mr. Schmidt: 117,075 Common Shares; Mr. Porter: 65,169 Common Shares; Ms. Mitchell: 43,599 Common Shares; Mr. Baldwin: 35,000 Common Shares; Mr. Pruitt: 35,000 Common Shares; Mr. Carmichael: 35,000 Common Shares; Mr. Bank: 35,000 Common Shares; and Mr. Fisher: 25,000 Common Shares.

(3)	Based on the number of outstanding Common Shares as of February 15, 2006, adjusted to include Common Shares covered by options that are currently exercisable or exercisable within 60 days held by such 13 persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, the Company’s directors and executive officers and any persons holding more than 10% of the Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2005. The Company has determined that no person who at any time during 2005 was a director, executive officer or holder of more than 10% of the Common Shares failed to file on a timely basis reports required by the Exchange Act during 2005. This determination was based solely upon the review by the Company of Forms 3, 4 and 5, and written representations that no Forms 5 were required that were submitted to the Company with respect to 2005.

Compensation Committee Interlocks and Insider Participation

Messrs. Pruitt, Bank and Deutsch currently serve on the Compensation Committee of the Board of Directors of the Company. Each member of the Compensation Committee is an independent director and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2005 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board of Directors has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Deutsch is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications” (“SAS No. 61”) and recommending whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2005 and for the year then ended, including management’s discussion and analysis of financial condition and results of operations, with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. The Audit Committee has also discussed with KPMG the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Audit Committee also discussed with KPMG the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2005 and for the year then ended; any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG; and any material written communications between KPMG and management.

KPMG provided a report to the Audit Committee describing KPMG’s internal quality-control procedures and related matters. KPMG also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Independence Standards Board, and the Audit Committee discussed with KPMG its independence. When considering KPMG’s independence, the Audit Committee considered, among other matters, whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing function, reviewing steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews and discussions with management and KPMG referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2005 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year. The Audit Committee also recommended to the Board of Directors that KPMG be selected as the Company’s independent registered public accounting firm for the 2006 fiscal year, subject to shareholder ratification as required by Bermuda law.

H. Furlong Baldwin, Chairman
Jonathan F. Bank
Dan R. Carmichael
Robert V. Deutsch
Peter T. Pruitt

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such Report by reference in any such document.

PROPOSAL 2 — AMENDMENT TO THE BYE-LAWS OF THE COMPANY
TO REMOVE BYE-LAW 51(4)

The Board recommends that the shareholders of the Company adopt an amendment to the Bye-laws of the Company to remove Bye-law 51(4) which would limit the voting rights of the Company’s 6% Series A Mandatory Convertible Preferred Shares (the “Series A Preferred Shares”). If such amendment is adopted by the shareholders of the Company, Bye-law 51(4) will be removed in its entirety.

Bye-law 51(4) provides that if the Company issues a series of preferred shares that confers any voting rights, the Board is required to amend Bye-law 52 so that the voting limitation set forth therein, which currently applies only to Common Shares, will also apply to any series of preferred shares that confers voting rights. Bye-law 52 provides that each holder of Common Shares is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at any meeting of shareholders, provided that if the number of “Controlled Shares” (as defined on page 1 of this proxy statement) of any shareholder constitutes 10% or more of the combined voting power of the issued Common Shares (such holder, a “10% Shareholder”), the vote of any such shareholder is limited to 9.9% of the voting power of the outstanding Common Shares (the “Common Share Voting Limitation”).

On December 6, 2005, pursuant to an Underwriting Agreement dated November 30, 2005 among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of several underwriters (the “Underwriters”), the Company issued and sold 5,750,000 Series A Preferred Shares in a public offering for net proceeds of approximately $168 million. These proceeds were used to make contributions to the capital and surplus of the Company’s reinsurance operating subsidiaries and for general corporate purposes. In order to insure the successful completion of the sale of the Series A Preferred Shares in the public market, two types of voting rights were given to the holders of the Series A Preferred Shares, in addition to those required by law: (i) the Company may not, without the written consent of the holders of at least three-quarters of the outstanding Series A Preferred Shares, or the sanction of a resolution passed by a majority of votes cast at a separate meeting of the holders of such Series A Preferred Shares, take certain actions that would affect adversely the rights or preferences of the Series A Preferred Shares, or issue any security ranking senior to the Series A Preferred Shares as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding-up of the Company; and (ii) if dividends payable on the Series A Preferred Shares in an amount equal to six full quarterly dividends, whether or not consecutive, are not paid, the holders of the Series A Preferred Shares are entitled to elect two additional directors to the Board until such dividends have been paid in full. Due to the uncertainty as to whether and in what manner the Common Share Voting Limitation would apply to the Series A Preferred Share voting rights described above and the modest benefit, if any, that may accrue to the shareholders from Bye-law 51(4) generally, as discussed below, the Company agreed with the Underwriters that (i) such voting rights would not be effective until after the Bye-laws are amended to remove Bye-law 51(4), and (ii) no later than December 31, 2006, the Company would present to its shareholders for approval a resolution proposing that Bye-law 51(4) be removed and would recommend to the shareholders that such resolution be approved and adopted; and, promptly following such approval and adoption, the Company would so amend the Bye-laws. If the Bye-laws are not so amended by December 31, 2006 (a “Voting Default”), then, as liquidated damages for such Voting Default, for the period from January 1, 2007 until the Bye-laws are amended to remove Bye-law 51(4), additional amounts, in addition to regular dividends, shall accrue on the outstanding Series A Preferred Shares at a per annum rate of 0.25% of the aggregate liquidation preference of the outstanding Series A Preferred Shares during the first 90-day period following the occurrence of such Voting Default, and at a per annum rate of 0.50% thereafter for any remaining period during which a Voting Default continues.

Bye-law 51(4) was included in the Bye-laws of the Company along with several other provisions to reduce the possibility that certain of the Company’s shareholders might be required to include in their reportable income their pro rata share of the Company’s so-called “subpart F income.” Each “United States shareholder” of a foreign corporation that is a “controlled foreign corporation” (“CFC”) for an uninterrupted period of thirty days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC’s taxable year, must include in its gross income for United States federal income tax purposes its pro rata share of the CFC’s “subpart F income,” whether or not such income has been distributed to such person. A “United States shareholder” for this purpose is a “U.S. person” (i.e., a U.S. citizen or resident, a domestic corporation or partnership and certain estates and trusts) who owns, directly or indirectly through foreign persons, or is considered to own (by application of the constructive ownership rules set forth in the Code) 10% or more of the total combined voting power of all classes of stock of the foreign corporation. A foreign corporation is treated as a CFC with respect to its insurance income (which is one type of subpart F income) if its United States shareholders collectively own more than 25% of the total combined voting power or total value of its stock.

In proposing that Bye-law 51(4) be removed from the Bye-laws, the Company determined that other provisions of the Bye-laws provide adequate protection against the risk that subpart F income may be deemed reportable income of certain of the Company’s shareholders. The Bye-laws of the Company generally provide that the Company will not issue any Common Shares if such issuance would result in any person becoming a United States shareholder. In addition, the Common Shares are subject to the Common Share Voting Limitation of Bye-law 52, which provides that any holder of Common Shares that would be a United States shareholder (in essence, a U.S. person owning 10% or more of the voting power of the Common Shares) absent Bye-law 52 will have its vote limited to 9.9% of such voting power. Since no single shareholder is permitted to hold 10% or more of the voting power of the Common Shares of the Company, there are no United States shareholders of the Company, and the Company will not be a CFC, for purposes of these rules.

The Company determined that these restrictions on the Common Shares, as well as the wide dispersion of the Company’s share ownership among holders, provide adequate protection against the risks that the Company would become a CFC at a time when it is not in default on six or more dividends on the Series A Preferred Shares. Further, the Series A Preferred Shares would have to be held by a small number of holders at the time of any such default for the Company to become a CFC. For these reasons, the Company agreed, in connection with the issuance and sale of the Series A Preferred Shares, to present to its shareholders for approval a resolution proposing that Bye-law 51(4) be removed.

The Board believes that the removal of Bye-law 51(4) is in the best interest of the Company and its shareholders because of the foregoing reasons and recommends its removal to eliminate the Company’s obligation to pay liquidated damages to the holders of the Series A Preferred Shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE AMENDMENT TO THE BYE-LAWS OF THE COMPANY TO REMOVE BYE-LAW 51(4).

PROPOSAL 3 — APPROVAL OF THE 2006 SHARE INCENTIVE PLAN

The Board, upon the recommendation of the Compensation Committee, has adopted the Company’s 2006 Share Incentive Plan (the “2006 Plan”), subject to shareholder approval, to provide for the award of equity-based compensation to employees, officers, directors, agents, consultants, and advisors of the Company. The 2006 Plan provides for the award of share options, share appreciation rights, restricted shares and share units. The Board believes that the grant of equity compensation under the 2006 Plan will enable the Company to attract and retain top talent and align the interests of participants in the 2006 Plan with those of shareholders. The Company has worked with an independent compensation consulting firm and with its outside counsel in preparing the 2006 Plan.

The Company’s 2002 Share Incentive Plan was approved by the shareholders of the Company at the 2004 Annual General Meeting of Shareholders. Currently, 425,067 Common Shares remain available for awards under the 2002 Share Incentive Plan. (In February 2006, share options to purchase 243,642 Common Shares, 74,960 share units and 15,534 restricted shares were awarded under the 2002 Share Incentive Plan.) The Board has adopted the 2006 Plan to increase the number of shares available for equity incentive awards and to make other changes to reflect developments in equity compensation regulation and practices over the past several years.

A total of 5,500,000 Common Shares will be reserved for issuance under the 2006 Plan. These 5,500,000 Common Shares would produce a fully diluted equity overhang of less than 15% of the Common Shares outstanding as of December 31, 2005, which the Board views as reasonable. In the event that shareholder approval of the 2006 Plan is obtained at the Annual Meeting, no awards will be granted under the 2002 Share Incentive Plan thereafter (and there is no intention to make any additional awards under the 2002 Share Incentive Plan prior to the Annual Meeting). In the event that shareholder approval of the 2006 Plan is not obtained, the Company may continue to grant awards from the remaining Common Shares authorized for issuance under the 2002 Share Incentive Plan.

The following is a summary of the material terms of the 2006 Plan. This description is qualified by reference to the full text of the 2006 Plan, which is attached hereto as Annex A.

Description of the 2006 Plan

Purpose.  The purpose of the 2006 Plan is to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s operations is largely dependent. The 2006 Plan is also intended to further align the interests of employees, officers, directors, agents, consultants and advisors of the Company with those of the shareholders by promoting the ownership of Common Shares by these individuals.

Reservation of Shares.  A total of 5,500,000 Common Shares are reserved for issuance under the 2006 Plan. The maximum number of Common Shares that may be issued and sold under incentive share options granted under the 2006 Plan is limited to 5,500,000 Common Shares. The Common Shares issuable under the 2006 Plan will be made available from authorized but unissued Common Shares. Any Common Shares subject to share options or share appreciation rights will be counted against the maximum share limitations as one Common Share for every Common Share subject thereto. With respect to share appreciation rights, when a stock-settled share appreciation right is exercised, the Common Shares subject to such award will be counted against the maximum share limitations as one Common Share for every Common Share subject thereto, regardless of the number of Common Shares actually issued to settle the share appreciation right upon exercise. Any Common Shares subject to restricted share awards or share unit awards will be counted against the maximum share limitations as 2.25 Common Shares for every Common Share subject thereto. Any awards under the 2006 Plan settled in cash will not be counted against the maximum share limitations under the 2006 Plan.

Return of Shares.  To the extent that any award payable in Common Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or otherwise terminates without payment being made thereunder, the Common Shares covered thereby will no longer be charged against the maximum share limitations and may again be made subject to awards. To the extent that a Common Share that was subject to an award, which is counted as 2.25 Common Shares against the maximum share limitations, is not issued and ceases to be issuable for any reason, such maximum share limitations shall be credited with 2.25 Common Shares and such Common Shares may again be made subject to awards.

Adjustments.  In the event of any recapitalization, reclassification, share dividend, extraordinary dividend, share split, reverse share split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation, combination, spin-off or other similar change in corporate structure affecting the Common Shares, appropriate and equitable adjustments may be made to the number and kind of Common Shares available for grant, as well as to other maximum limitations under the 2006 Plan, and the number and kind of Common Shares or other rights and prices under outstanding awards to prevent dilution or enlargement of a participant’s rights under an award.

Administration.  The 2006 Plan is administered by the Compensation Committee. The Compensation Committee shall, to the extent deemed necessary or advisable by the Board, be constituted so each committee member will satisfy the requirements for (i) an “independent director” under rules adopted by the New York Stock Exchange, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and (iii) an “outside director” under section 162(m) of the Code. Subject to the limitations set forth in the 2006 Plan, the Compensation Committee has the authority to determine the persons to whom awards are to be granted, the types of awards to be granted, the time at which awards will be granted, the number of Common Shares, units or other rights subject to each award, the exercise, base or purchase price of an award, the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, and the duration of the award. Subject to the terms of the 2006 Plan, the Compensation Committee shall have the authority to amend the terms of an award in any manner that is permitted by the 2006 Plan for the grant of an award, provided that no such action shall adversely effect the rights of a participant with respect to an outstanding award without the participant’s consent. The Compensation Committee will have the right, from time to time, to delegate to one or more of the Company’s officers the authority of the Compensation Committee to grant and determine the terms and conditions of awards, subject to certain limitations. Pursuant to this right, the Compensation Committee has delegated the authority to the Chief Executive Officer of the Company to grant options to employees or prospective employees of the Company with the rank of Vice President or below in limited amounts. Any awards under the 2006 Plan made to non-employee members of the Board must be approved by the Board.

Eligibility.  Awards under the 2006 Plan may be granted to any employee, officer, director, agent, consultant or advisor of the Company or any of its subsidiaries. Recipients of awards will be selected from time to time by the Compensation Committee in its sole discretion.

Share Options.  Share options granted under the 2006 Plan may be issued as either incentive options (within the meaning of section 422 of the Code), or as nonqualified options. The exercise price of an option will be determined by the Compensation Committee, provided that the exercise price per share will not be less than the fair market value of a Common Share on the date of the grant of the option. The Compensation Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of employment or service of a participant. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of options at any time. The maximum term of an option will be ten years from the date of grant. In the case of incentive options, for purposes of section 422 of the Code, the maximum value of Common Shares (determined at the time of grant) that may be subject to incentive options that become exercisable by an employee in any one year is limited to $100,000. Subject to adjustments as described above, the maximum number of Common Shares that may be covered under options granted under the Plan to any participant in any calendar year is 1,000,000 Common Shares.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash or cash equivalent, (ii) in Common Shares, (iii) through an open-market broker-assisted transaction, (iv) by combination of any of the above methods, or (v) by such other method approved by the Compensation Committee, and must pay any required tax withholding amounts. All options are nontransferable except upon death by the participant’s will or the laws of descent and distribution or, in the case of nonqualified options, to a participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), as may be approved by the Compensation Committee in its discretion at the time of the proposed transfer. The 2006 Plan prohibits the cancellation, substitution or amendment of an option for the purpose of reducing the exercise price of a previously granted option, except for equitable adjustments for recapitalizations, reclassifications or other changes in the Company’s corporate structure, as described above.

Share Appreciation Rights.  A share appreciation right may be granted either in tandem with an option or without a related option. A share appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a Common Share on the date of settlement or exercise over the base price of the right, multiplied by the number of Common Shares as to which the right is being settled or exercised. The base price of a share appreciation right may not be less than the fair market value of a Common Share on the date of grant. The Compensation Committee will determine the vesting requirements and the term of exercise of each share appreciation right, including the effect of termination of employment or service of a participant. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of share appreciation rights at any time. The maximum term of a share appreciation right will be ten years from the date of grant. Subject to adjustments as described above, the maximum number of Common Shares that may be subject to share appreciation rights granted under the 2006 Plan to any participant during any calendar year is 1,000,000 Common Shares. Share appreciation rights may be payable in cash or in Common Shares or in a combination of both. The 2006 Plan prohibits the cancellation, substitution or amendment of a share appreciation right for the purpose of reducing the base price of a previously granted share appreciation right, except for equitable adjustments for recapitalizations, reclassifications or other changes in the Company’s corporate structure, as described above.

Restricted Share Awards.  A restricted share award represents Common Shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of a restricted share award at any time. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the rights of a shareholder of the Company, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant. Subject to adjustments as described above, the maximum number of Common Shares that may be subject to restricted share awards granted under the 2006 Plan to any participant during any calendar year is 1,000,000 Common Shares.

Share Units.  An award of share units provides the participant the right to receive a payment based on the value of a Common Share. Share units may be subject to vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. Such vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee. The Compensation Committee may accelerate the vesting of a share unit award at any time. A share unit award may also be granted on a fully vested basis, with a deferred payment date. A share unit award shall become payable to a participant at the time or times determined by the Compensation Committee and set forth in the award agreement, which may be upon or following the vesting of the award. Share unit awards are payable in cash or in Common Shares or in a combination of both. Share units may also be granted together with related dividend equivalent rights. Subject to adjustments as described above, the maximum number of Common Shares that may be subject to share unit awards granted under the 2006 Plan to any participant during any calendar year is 1,000,000 Common Shares.

Change In Control.  The Compensation Committee may, at or following the time of grant of an award and as set forth in an award agreement, provide for the effect of a change in control on an award. These provisions may include the acceleration of vesting of an award, the elimination or modification of performance or other conditions, the extension of the time for exercise or realizing gain from an award, the acceleration of payment, cash settlement of an award or other adjustments that the Compensation Committee considers appropriate. Unless otherwise provided by the Compensation Committee and set forth in the award agreement, upon a change in control: (i) each outstanding share option and share appreciation right, to the extent that it has not otherwise become vested and exercisable, will automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement; (ii) any restricted period in effect will automatically terminate as to all Common Shares awarded pursuant to a restricted share award; and (iii) each outstanding share unit award will become immediately and fully vested and payable.

Term; Amendment and Termination.  The term of the 2006 Plan is ten years from the date of its adoption by the Board. The 2006 Plan will terminate on February 25, 2016, unless earlier terminated by the Board. The Board may terminate or amend the 2006 Plan at any time, subject to shareholder approval under certain circumstances provided in the 2006 Plan. However, no termination or amendment of the 2006 Plan will adversely affect the rights of a participant under any previously granted award.

Plan Benefits

During 2005, share options to purchase Common Shares were granted to the Company’s named executive officers as set forth in the table captioned “Option Grants During Fiscal 2005” above, and restricted shares and share units were granted to the Company’s named executive officers as set forth in the table captioned “Summary Compensation Table” above. In addition, share options were granted during the year to all executive officers as a group to purchase 146,863 Common Shares at an average weighted exercise price of $29.69 per share, and 18,428 restricted shares and 23,378 share units were granted to all executive officers as a group. Share options were granted during 2005 to all other employees of the Company as a group to purchase an aggregate of 136,460 Common Shares at an average weighted exercise price of $30.75 per share, and no restricted shares and 98,232 share units were granted to all other employees of the Company as a group. Share options were granted to non-employee directors of the Company as a group to purchase 50,000 Common Shares at an average weighted exercise price of $27.40 per share, and no restricted shares and 16,063 share units were granted to non-employee directors of the Company as a group.

The terms and number of share options or other awards to be granted in the future under the 2006 Plan are to be determined in the discretion of the Compensation Committee. Since no such determinations have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers, directors or other eligible employees cannot be determined at this time.

As of February 15, 2006, the closing price on the NYSE of the Company’s Common Shares was $30.20 per share.

U.S. Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences of awards under the 2006 Plan to participants who are subject to United States tax. The tax consequences of the 2006 Plan to the Company and participants in other jurisdictions is not summarized below.

Share Options.  An optionee will not generally recognize taxable income upon the grant of a nonqualified share option to purchase Common Shares. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the Common Shares over the exercise price. The tax basis of the Common Shares in the hands of the optionee will equal the exercise price paid for the Common Shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the Common Shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the Common Shares will recognize capital gain or loss measured by the difference between the tax basis of the Common Shares and the amount realized on the sale. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not generally recognize income upon the grant of an incentive share option to purchase Common Shares and will not generally recognize income upon exercise of the option, provided the optionee is an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive share option sells the Common Shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the Common Shares before the expiration of this holding period within two years will generally recognize ordinary income upon the sale, and the Company will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Other Awards.  The current United States federal income tax consequences of other awards authorized under the 2006 Plan are generally in accordance with the following: (i) share appreciation rights are generally subject to ordinary income tax at the time of exercise; (ii) restricted Common Shares are generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; and (iii) share units are generally subject to ordinary income tax at the time of payment. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 162(m).  Compensation of persons who are “covered employees” of the Company and whose compensation is otherwise deductible in the United States is subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. If approved by the Company’s shareholders, the 2006 Plan will enable the Compensation Committee to grant share options and share appreciation rights that will be exempt from the deduction limits of Section 162(m). Share units and restricted shares may be exempt under Section 162(m) when issued in combination with the Company’s Section 162(m) Performance Incentive Plan.

Section 409A.  Certain types of awards under the 2006 Plan may constitute nonqualified deferred compensation for purposes of Section 409A of the of the Internal Revenue Code, which became effective on January 1, 2005. While the Company intends that the terms of the 2006 Plan comply with the requirements of Section 409A, because there remain a number of uncertainties in the interpretation of this new law and because only limited guidance has been issued to date by the Internal Revenue Service, such compliance cannot be assured and the Company may deem it necessary to make further amendments to the 2006 Plan and to awards outstanding under the 2006 Plan that are intended to comply with Section 409A.

Equity Based Compensation Information

The following table summarizes information as of December 31, 2005 relating to equity based compensation plans of the Company pursuant to which grants of options, restricted shares, share appreciation rights, share units or other rights to acquire shares may be granted from time to time.

(c)
Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance under
	be Issued upon Exercise	Exercise Price of	Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (excluding securities
Plan Category	Warrants and Rights	Warrants and Rights	reflected in column(a))

Equity compensation plans approved by security holders(1)	3,917,603	$23.93	821,612
Equity compensation plans not approved by security holders	—	—	—

Total	3,917,603	$23.93	821,612

(1)	These plans consist of the 2002 Share Incentive Plan, which was approved by the shareholders of the Company at the 2004 Annual General Meeting of Shareholders, the Section 162(m) Performance Incentive Plan, which was approved by the shareholders of the Company at the 2003 Annual General Meeting of Shareholders, and the Share Unit Plan for Nonemployee Directors and the Capital Accumulation Plan, each of which was approved by the sole shareholder of the Company prior to the Initial Public Offering.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2006 SHARE INCENTIVE PLAN.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR

Upon recommendation of the Audit Committee, the Board has selected KPMG to serve as the Company’s independent registered public accounting firm for the 2006 fiscal year. A proposal will be submitted to shareholders at the Annual Meeting for ratification of such selection as required by Bermuda law. A representative of KPMG is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions.

The following table summarizes the aggregate fees billed by KPMG for services rendered for the years ended December 31, 2005 and 2004:

	2005	2004

Audit fees (1)	$1,580,876	$1,776,148
Audit-related fees (2)	324,876	90,500
Tax fees (3)	110,012	155,312
All other fees	0	0

Total	$2,015,764	$2,021,960

(1)	The amount shown for “Audit fees” for 2005 represents fees for professional services rendered by KPMG for (a) the audit of the Company’s annual financial statements and internal control over financial reporting for 2005; (b) the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; (c) statutory audits for the Company’s insurance subsidiaries; and (d) assistance with the review of documents filed with the SEC. The amount shown for “Audit fees” for 2004 represents fees for professional services rendered by KPMG for (a) the audit of the Company’s annual financial statements and internal control over financial reporting for 2004; (b) the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30,

2004; (c) statutory audits for the Company’s insurance subsidiaries; and (d) assistance with the review of documents filed with the SEC.

(2)	The amount shown for “Audit-related fees” for 2005 represents audit-related fees for work related to the Company’s remarketing of equity security units, offerings of senior notes, Common Shares and Series A Preferred Shares and procedures in connection with a comment letter received from the SEC, including the filing of a Form 10-K/A and Form 10-Q/A. Services constituting $7,249 of the audit-related fees for 2005, which amount represents less than 2.5% of the audit-related fees billed by KPMG in 2005, were not pre-approved by the Audit Committee. These services were approved by the Audit Committee prior to the completion of the audit. The amount shown for “Audit-related fees” for 2004 represents audit-related fees for work related to the Company’s shelf registration statement and the underwritten public offering of St. Paul’s 6,000,000 Common Shares.

(3)	The amounts shown for “Tax fees” for 2005 and 2004 represent fees for tax compliance matters in the United States, the United Kingdom and Ireland.

The Audit Committee is primarily responsible for managing the Company’s relationship with its independent registered public accounting firm. Subject to ratification by the shareholders of the Company as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the compensation and oversee the performance of the Company’s independent registered public accounting firm. The Audit Committee has considered whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG. It is the Company’s policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

Shareholder Proposals for 2007 Annual General Meeting of Shareholders

In accordance with Rule 14a-8 of the Exchange Act, any shareholder who wishes to present a proposal at the 2007 Annual General Meeting of Shareholders and to include the proposal in the proxy statement for such meeting must deliver the proposal to the Company’s principal executive offices no later than the close of business on November 22, 2006. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2006 Annual General Meeting of Shareholders does not notify the Company of such a proposal on or before February 4, 2006, then proxies received by the Company for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 23, 2006

Annex A

PLATINUM UNDERWRITERS HOLDINGS, LTD.

2006 SHARE INCENTIVE PLAN

1.	PURPOSE OF THE PLAN

The purpose of this Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan is to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s operations is largely dependent. The Plan is also intended to further align the interests of employees, officers and directors with those of the shareholders by promoting the ownership of Common Shares by these individuals. The Plan shall become effective following the approval of the Company’s shareholders at its 2006 annual meeting of shareholders. Upon approval of the Plan by the shareholders of the Company, no further grants may be made under the Company’s 2002 Share Incentive Plan, provided that awards previously made under the 2002 Share Incentive Plan shall remain outstanding in accordance with their terms.

2.	DEFINITIONS

Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

(a) “Award” means an award of an Option, Share Appreciation Right, Restricted Share Award or Share Unit Award granted under the Plan.

(b) “Award Agreement” means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” shall have the meaning specified in Section 10.2 hereof.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board or any other committee of the Board appointed by the Board to administer the Plan from time to time.

(g) “Common Shares” means the common shares of the Company, par value $0.01 per share.

(h) “Company” means Platinum Underwriters Holdings, Ltd., a Bermuda corporation.

(i) “Date of Grant” means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.

(j) “Disability” means a Participant being considered “disabled” within the meaning of section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.

(k) “Effective Date” means the Effective Date of this Plan, as described in Section 12.1 hereof.

(l) “Eligible Person” means any person who is an employee, officer, director, insurance agent, consultant or advisor of the Company or any Subsidiary, as determined by the Committee, or any person who is determined by the Committee to be a prospective employee, officer, director, insurance agent, consultant or advisor of the Company or any Subsidiary.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” of Common Shares as of a given date means the closing sales price of Common Shares on the New York Stock Exchange or other exchange or securities market as reflected on the composite index on the trading day immediately preceding the date as of which Fair Market Value is to be determined, or in the absence of any reported sales of Common Shares on such date, on the first preceding date on which any such sale shall have been reported. If the Common Shares are not listed on the New York Stock Exchange or other exchange or securities market on the date as of which Fair Market Value is to be determined, the Board shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

(o) “Incentive Option” means an Award under Section 6 hereof to purchase Common Shares that is intended to qualify as an “incentive stock option” under section 422 of the Code and the Treasury Regulations thereunder.

(p) “Nonqualified Option” means an Award under Section 6 hereof to purchase Common Shares that is not intended to qualify as an Incentive Option.

(q) “Option” means an Incentive Option or a Nonqualified Option granted under Section 6 hereof.

(r) “Participant” means any Eligible Person who holds an outstanding Award under the Plan.

(s) “Plan” means this Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan as set forth herein, as it may be amended from time to time.

(t) “Restricted Share Award” means an Award under Section 8 hereof entitling a Participant to Common Shares that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

(u) “Share Appreciation Right” or “SAR” means an Award under Section 7 hereof entitling a Participant to receive an amount, representing the difference between the base price per share of the right and the Fair Market Value of a Common Share on the date of exercise.

(v) “Share Unit Award” means an Award under Section 9 hereof entitling a Participant to a payment at the end of a vesting period of a unit value based on the Fair Market Value of a Common Share.

(w) “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.	SHARES SUBJECT TO THE PLAN

3.1. Number of Shares.  Subject to the following provisions of this Section 3, the aggregate number of Common Shares that may be issued pursuant to all Awards under the Plan is 5,500,000 Common Shares. The number of Common Shares that may be issued and sold under Incentive Options shall be limited to 5,500,000 Common Shares. The Common Shares to be delivered under the Plan will be made available from authorized but unissued Common Shares or from reacquired Common Shares. Any Common Shares subject to Options or Share Appreciation Rights shall be counted against the maximum share limitations of this Section 3.1 as one Common Share for every Common Share subject thereto. With respect to Share Appreciation Rights, when a stock-settled Share Appreciation Right is exercised, the Common Shares subject to such Award shall be counted against the maximum share limitations of this Section 3.1 as one Common Share for every Common Share subject thereto, regardless of the number of Common Shares actually issued to settle the Share Appreciation Right upon exercise. Any Common Shares subject to Restricted Share Awards or Share Unit Awards shall be counted against the maximum share limitations of this Section 3.1 as 2.25 Common Shares for every Common Share subject thereto. Any Awards under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.

3.2. Return of Shares.  To the extent that any Award under the Plan payable in Common Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the Common Shares covered thereby will no longer be charged against the maximum share limitations of Section 3.1 hereof and may again be made subject to Awards under the Plan pursuant to such limitations. To the extent that a

Common Share that was subject to an Award under the Plan, which is counted as 2.25 Common Shares against the maximum share limitations of Section 3.1 hereof, is forfeited, cancelled, or otherwise returned to the Company pursuant to the preceding sentence, such maximum share limitations shall be credited with 2.25 Common Shares and such Common Shares may again be made subject to Awards under the Plan pursuant to such limitations.

3.3. Adjustments.  If there shall occur any recapitalization, reclassification, share dividend, extraordinary dividend, share split, reverse share split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation, combination, spin-off or other change in corporate structure affecting the Common Shares, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1 hereof, (ii) the maximum number and kind of shares set forth in Sections 6.1, 7.1, 8.1 and 9.1 hereof, (iii) the number and kind of shares of Common Shares, share units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, or (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Options, any such adjustments shall be made in a manner consistent with the requirements of section 424(a) of the Code. In the event of any merger, consolidation, reorganization, amalgamation or similar corporate event in which Common Shares are to be exchanged for payment of cash (the “Cash Consideration”), the Committee may, in its discretion, (i) make equitable adjustments as provided above, or (ii) cancel any outstanding Award in exchange for payment in cash, if any, equal to the excess of the Cash Consideration for the shares underlying such Award over the exercise, base or purchase price for such shares.

4.	ADMINISTRATION

4.1. Committee Members.  The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. Solely to the extent deemed necessary or advisable by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the New York Stock Exchange, (ii) a “nonemployee director” for purposes of Rule 16b-3 under the Exchange Act, and (iii) an “outside director” under section 162(m) of the Code. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

4.2. Committee Authority.  The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

4.3. Delegation of Authority.  The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards under the Plan, subject to such limitations as the Committee shall determine; provided, however, that no such authority may be delegated with respect to Awards granted to any member of the Board or any Participant who the Committee determines may be covered by Rule 16b-3 under the Exchange Act or section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4.4. Grants to Nonemployee Directors.  Any Awards or formula for granting Awards to nonemployee directors under the Plan shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

5.	PARTICIPATION AND AWARDS

5.1. Designation of Participants.  All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of Common Shares or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2. Determination of Awards.  The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 4.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 11.1 hereof.

6.	SHARE OPTIONS

6.1. Grant of Option.  An Option may be granted to any Eligible Person selected by the Committee. Subject to the applicable provisions of Section 6.7 hereof and section 422 of the Code, each Option shall be designated, in the discretion of the Committee, as an Incentive Option or a Nonqualified Option. The maximum number of Common Shares that may be granted under Options to any Participant during any calendar year shall be limited to 1,000,000 Common Shares (subject to adjustment as provided in Section 3.3 hereof).

6.2. Exercise Price.  The exercise price under any Option shall be determined by the Committee; provided, however, that the exercise price per share under an Option shall not be less than 100 percent of the Fair Market Value per share of the Common Shares on the Date of Grant.

6.3. Vesting of Option.  The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of an Option may be based on the continued employment or other service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Option at any time.

6.4. Term of Options.  The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Option may be exercised, provided that the maximum term of an Option shall be ten years from the Date of Grant. An Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s employment or other service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement, no Option may be exercised at any time during the term thereof unless the Participant is then in the employment or other service of the Company or one of its Subsidiaries.

6.5. Option Exercise; Withholding.  Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by written notice in the form required by the Company, together with payment of the aggregate exercise price therefore and applicable withholding tax. Payment of the exercise price shall be made in the manner set forth in an Award Agreement, by (i) payment in cash or cash equivalent acceptable to the Committee, (ii) payment in Common Shares valued at the Fair Market Value of such shares on the date of exercise, (iii) through an open market broker-assisted transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the foregoing methods, or (v) such other method as may be approved by the Committee and set forth in an Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in an Award Agreement.

6.6. Limited Transferability of Nonqualified Options.  All Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 11.3 hereof, or (ii) in the case Nonqualified Options only, on a case-by-case basis as may be approved by the Committee in its discretion, in accordance with the terms provided below. An Award of a Nonqualified Option may provide that the Participant shall be permitted to, during the lifetime of the Participant and subject to the prior approval of the Committee at the time of the proposed transfer, transfer all or part of the Option to the Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933). The transfer of a Nonqualified Option may be subject to such other terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of an Option shall be prohibited other than in accordance with Section 11.3 hereof.

6.7. Additional Rules for Incentive Options.

(i) Eligibility.  An Incentive Option may only be granted to an Eligible Person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulations § 1.421-7(h).

(ii) Annual Limits.  No Incentive Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Shares with respect to which Incentive Options are exercisable for the first time in any calendar year under the Plan and any other share option plans of the Company, any Subsidiary, or any parent Company, would exceed $100,000, determined in accordance with section 422(d) of the Code. This limitation shall be applied by taking Options into account in the order in which granted.

(iii) Ten Percent Stockholders.  If an Option granted under the Plan is intended to be an Incentive Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Shares of the Company or any Subsidiary, then (A) the Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of a Common Share on the date of such grant, and (B) such Option shall not be exercisable after the expiration of five years following the date such Option is granted.

(iv) Termination of Employment.  An Award of an Incentive Option may provide that such Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following death or a “permanent and total disability” within the meaning of section 22(e)(3) of the Code, as and to the extent determined by the Committee to be consistent with the requirements of section 422 of the Code and Treasury Regulations thereunder.

(v) Other Terms and Conditions; Nontransferability.  Any Incentive Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Option to qualify as an incentive stock option under section 422 of the Code. An Award Agreement for an Incentive Option may provide that such Option shall be treated as a Nonqualified Option to the extent that certain requirements applicable to Incentive Options under the Code shall not be satisfied. An Incentive Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(vi) Disqualifying Dispositions.  If Common Shares acquired by exercise of an Incentive Option are disposed of within two years following the Date of Grant or one year following the issuance of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

6.8. Repricing of Options Prohibited.  Subject to the anti-dilution adjustment provisions contained in Section 3.3 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of such an Option previously granted under the Plan, or otherwise approve any modification to such an Option that would be treated as a “repricing” under applicable listing requirements of the New York Stock Exchange.

7.	SHARE APPRECIATION RIGHTS

7.1. Grant of SARs.  An SAR granted to a Participant is an Award in the form of a right to receive, upon settlement of the right but without other payment, an amount based on the appreciation in the Fair Market Value of Common Shares over a base price established for the Award, exercisable at such time or times and upon conditions as may be approved by the Committee. An SAR may be granted to any Eligible Person selected by the Committee. The maximum number of Common Shares that may be subject to SARs granted to any Participant during any calendar year shall be limited to 1,000,000 Common Shares (subject to adjustment as provided in Section 3.3 hereof).

7.2. Freestanding SARs.  An SAR may be granted without any related Option. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, an SAR or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of an SAR may be based on the continued employment or other service of a Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. An SAR will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of an SAR shall be ten years from the Date of Grant. The Committee may, in its discretion, accelerate the vesting or exercisability of any SAR at any time. The base price of an SAR granted without any related Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding SAR shall not be less than 100 percent of the Fair Market Value of a Common Share on the Date of Grant.

7.3. Tandem Option/Share Appreciation Rights.  An SAR may be granted in tandem with an Option at the time of grant of the Option. A tandem Option/Share Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Option or the SAR, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. An SAR granted in tandem with an Option hereunder shall have a base price per share equal to the per share exercise price of the Option, will be vested and exercisable at the same time or times that a related Option is vested and exercisable, and will expire no later than the time at which the related Option expires.

7.4. Payment of SARs.  An SAR will entitle the holder, upon exercise or other payment of the SAR, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a Common Share on the date of exercise or payment of the SAR over the base price of such SAR, by (ii) the number of shares as to which such SAR is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in Common Shares valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of Common Shares and cash, subject to applicable tax withholding requirements.

7.5. Repricing of SARs Prohibited.  Subject to the anti-dilution adjustment provisions contained in Section 3.3 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of an SAR that would have the effect of reducing the base price of such an SAR previously granted under the Plan, or otherwise approve any modification to such an SAR that would be treated as a “repricing” under the applicable listing requirements of the New York Stock Exchange.

8.	RESTRICTED SHARE AWARDS

8.1. Grant of Restricted Share Awards.  A Restricted Share Award may be granted to any Eligible Person selected by the Committee. A Restricted Share Award to a Participant represents Common Shares that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine. The Committee may, in connection with any Restricted Share Award, require the payment of a specified purchase price. The maximum number of Common Shares that may be subject to Restricted Share Awards granted to any Participant during any calendar year shall be limited to 1,000,000 Common Shares (subject to adjustment as provided in Section 3.3 hereof).

8.2. Vesting Requirements.  The restrictions imposed on Common Shares granted under a Restricted Share Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Share Award may be based on the continued employment or other service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Restricted Share Award at any time. If the vesting requirements of a Restricted Share Award shall not be satisfied, the Award shall be forfeited and the Common Shares subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price, and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3. Restrictions.  Shares granted under any Restricted Share Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the shares subject to the Restricted Share Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Share Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Share Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4. Rights as Shareholder.  Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the Common Shares granted to the Participant under a Restricted Share Award, including the right to vote such shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Share Award is granted. The Committee may provide in an Award

Agreement for the payment of dividends and distributions to the Participant at such times as paid to shareholders generally or at the times of vesting or other payment of the Restricted Share Award.

8.5. Section 83(b) Election.  If a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Share Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Share Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under section 83(b) of the Code.

9.	SHARE UNIT AWARDS

9.1. Grant of Share Unit Awards.  A Share Unit Award may be granted to any Eligible Person selected by the Committee. A Share Unit Award is an Award to a Participant of a number of hypothetical share units with respect to Common Shares, with a value equal to the Fair Market Value of the Common Shares on the applicable date or time period of determination, as specified by the Committee. A Share Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Share Unit Award may be granted, at the discretion of the Committee, together with a dividend equivalent right with respect to the same number of Common Shares, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion. The maximum number of Common Shares that may be subject to Share Unit Awards granted to any Participant during any calendar year shall be limited to 1,000,000 Common Shares (subject to adjustment as provided in Section 3.3 hereof).

9.2. Vesting of Share Unit Awards.  On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Share Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Share Unit Award may be based on the continued employment or other service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Share Unit Award at any time. A Share Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with the rules established by the Committee.

9.3. Payment of Share Unit Awards.  A Share Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in Common Shares, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Share Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee.

9.4. No Rights as Shareholder.  The Participant shall not have any rights as a shareholder with respect to the Common Shares subject to a Share Unit Award until such time as any Common Shares are delivered to the Participant pursuant to the terms of the Award.

10.	CHANGE IN CONTROL

10.1. Effect of Change in Control.  The Committee may, at or following the time of grant of an Award and as set forth in an Award Agreement, provide for the effect of a Change in Control of the Company on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. Unless otherwise provided by the Committee and set forth in the Award Agreement, upon a Change in Control, (i) each outstanding Option and Share Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) any restricted period in effect shall automatically terminate as to all Common Shares awarded pursuant to a Restricted Share Award, and (iii) each outstanding Share Unit Award shall become immediately and fully vested and payable.

10.2. Definition of Change in Control.  For purposes hereof, unless otherwise defined in an Award Agreement, a “Change in Control” of the Company shall mean:

(i) an acquisition subsequent to the Effective Date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding Common Shares, or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

(ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, Disability or voluntary retirement) to constitute a majority thereof;

(iii) the consummation of a merger, consolidation, reorganization, amalgamation or similar corporate transaction which has been approved by the shareholders of the Company, whether or not the Company is the surviving Company in such transaction, other than a merger, consolidation, reorganization or amalgamation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, reorganization, amalgamation or similar corporate transaction;

(iv) the approval by the shareholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company, or (B) a complete liquidation or dissolution of the Company; or

(v) adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

11.	GENERAL PROVISIONS

11.1. Award Agreement.  To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Common Shares or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of employment or other service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

11.2. Forfeiture Events/Representations.  The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment or other service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation.

11.3. No Assignment or Transfer; Beneficiaries.  Except as provided in Section 6.6 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

11.4. Deferrals of Payment.  The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of Common Shares that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish the rules and procedures relating to such deferral in a manner intended to comply with the requirements of section 409A of the Code, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount

11.5. Rights as Shareholder.  A Participant shall have no rights as a holder of Common Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 3.3 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for a dividend equivalent right, or otherwise provides for dividend payments or similar economic benefits.

11.6. Employment or Service.  Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in the employment or other service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

11.7. Securities Laws.  No Common Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Common Shares may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Common Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Common Shares are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

11.8. Tax Withholding.  The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

11.9. Unfunded Plan.  The adoption of the Plan and any reservation of Common Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

11.10. Section 162(m) Compliance.  Awards of Options and Share Appreciation Rights under the Plan may be granted in a manner that complies with the requirements for “performance-based” compensation under section 162(m) of the Code. Restricted Share Awards and Share Unit Awards may be granted in compliance with such requirements by making such Awards jointly pursuant to the terms of this Plan and the Company’s “Section 162(m) Performance Incentive Plan” (or any successor plan).

11.11. Other Compensation and Benefit Plans.  The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

11.12. Plan Binding on Transferees.  The Plan shall be binding upon the Company, its transferees and assigns, the Participant, and the Participant’s executor, administrator and permitted transferees and beneficiaries.

11.13. Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

11.14. Fractional Shares.  No fractional shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Common Shares, Options or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

11.15. Foreign Jurisdictions.  The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent that the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

11.16. Substitute Awards in Corporate Transactions.  Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any Common Shares subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

11.17. Governing Law.  The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

12.  EFFECTIVE DATE, TERMINATION AND AMENDMENT

12.1. Effective Date; Shareholder Approval.  The Plan shall become effective following its adoption by the Board and its approval by the Company’s shareholders on the date of the 2006 Annual Meeting of Shareholders. The term of the Plan shall be ten (10) years from the date of such adoption by the Board, subject to Section 12.3 hereof.

12.2. Amendment.  The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that the Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with section 162(m) or section 422 of the Code, the listing requirements of the New York Stock Exchange or other exchange or securities market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. Notwithstanding the foregoing and notwithstanding anything to the contrary in the Plan, the Board may amend the Plan and any outstanding Award Agreement solely to comply with any new regulations or other guidance from the Internal Revenue Service under section 409A of the Code without the consent of the Participant or the permitted transferee of the Award.

12.3. Termination.  The Plan shall terminate on February 25, 2016, which is the date immediately preceding the tenth anniversary of the date of the Plan’s adoption by the Board. The Board may, in its discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
2nd Floor
Pembroke HM 08 Bermuda
     This proxy is solicited on behalf of the Board of Directors and will be voted FOR Items 1 through 4 if no instructions to the contrary are indicated.
     The undersigned hereby appoints STEVEN H. NEWMAN, MICHAEL D. PRICE and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 25, 2006 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 23, 2006.
IMPORTANT — This proxy must be signed and dated on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS ITEMS 1, 2, 3 and 4. PLEASE MARK YOUR VOTE IN BOX IN THE FOLLOWING MANNER ☒ USING DARK INK ONLY.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2, 3 and 4.

1.	To elect the following nominees to the Company’s Board of Directors:

	01 H. Furlong Baldwin,			FOR ALL
	02 Jonathan F. Bank,	FOR	WITHHOLD	EXCEPT
	03 Dan R. Carmichael, 04 Robert V. Deutsch, 05 Steven H. Newman, 06 Michael D. Price, and 07 Peter T. Pruitt.	☐	☐	☐
To withhold authority to vote for an individual nominee, mark the box labeled “FOR ALL EXCEPT” and strike a line through the nominee’s name above.

		FOR	AGAINST	ABSTAIN
2.	To consider and take action on a proposal to amend the
Bye-laws of the Company by removing Bye-law 51(4),
which would limit the voting rights of the Company’s 6%
	Series A Mandatory Convertible Preferred Shares.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To consider and take action on a proposal to approve the 2006 Share Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To consider and take action upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.	☐	☐	☐
Upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING	☐

Signature	Signature	Dated	, 2006

Please sign exactly as your name appears above. If shares are held in the name of joint holders, each should sign. If you are signing as a trustee, guardian, executor, etc., please so indicate.

▲ FOLD AND DETACH HERE ▲